Exhibit 10.43

***Text Omitted and Filed Separately with the Securities and Exchange Commission.

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

Execution Version

CONFIDENTIAL

ASSET PURCHASE AGREEMENT

By and between

AstraZeneca AB

and

Horizon Pharma USA, Inc.

Dated as of November 18, 2013

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1

1.1	Certain Defined Terms	1
1.2	Construction	16

ARTICLE 2 SALE AND PURCHASE OF ASSETS; LIABILITIES; TRANSITIONAL TRADEMARK LICENSE		16

2.1	Sale of Purchased Assets	16
2.2	Liabilities	18
2.3	Consideration	19
2.4	Closing	19
2.5	Transitional Trademark License	21

ARTICLE 3 REPRESENTATIONS AND WARRANTIES		21

3.1	Representations and Warranties of AstraZeneca	21
3.2	Representations and Warranties of Horizon	29
3.3	Exclusivity of Representations	30

ARTICLE 4 PRE-CLOSING COVENANTS		31

4.1	Access and Information	31
4.2	Ordinary Course of Business	32
4.3	Obligation to Consummate the Transaction	33
4.4	Notice of Litigation/Developments	33

ARTICLE 5 ADDITIONAL COVENANTS		33

5.1	Cooperation in Litigation and Investigations	33
5.2	Further Assurances	34
5.3	Transition Agreement	35
5.4	Publicity	35
5.5	Confidentiality	35
5.6	FDA Letters	37
5.7	Regulatory Responsibilities	37
5.8	Commercialization	38
5.9	Certain Tax Matters	38
5.10	Accounts Receivable and Payable	39
5.11	Financial Information	40

ARTICLE 6 CONDITIONS PRECEDENT		41

6.1	Conditions to Obligations of Horizon and AstraZeneca	41
6.2	Conditions to Obligations of Horizon	41

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6.3	Conditions to Obligations of AstraZeneca	41
6.4	Frustration of Closing Conditions	42

ARTICLE 7 INDEMNIFICATION		42

7.1	Indemnification	42
7.2	Claim Procedure	43
7.3	Limitations on Indemnification	45
7.4	Tax Treatment of Indemnification Payments	46
7.5	Exclusive Remedy	46
7.6	Setoff Rights	46

ARTICLE 8 TERMINATION		47

8.1	Termination	47
8.2	Procedure and Effect of Termination	47

ARTICLE 9 MISCELLANEOUS		48

9.1	Governing Law, Jurisdiction, Venue and Service	48
9.2	Dispute Resolution	49
9.3	Notices	50
9.4	No Benefit to Third Parties	51
9.5	Waiver and Non-Exclusion of Remedies	51
9.6	Expenses	51
9.7	Assignment	51
9.8	Amendment	52
9.9	Severability	52
9.10	Equitable Relief	52
9.11	English Language	52
9.12	Bulk Sales Statutes	52
9.13	Counterparts	52
9.14	Entire Agreement	54

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EXHIBITS

Exhibit A	Form of AstraZeneca FDA Intent Letters
Exhibit B	Form of AstraZeneca FDA Transfer Letters
Exhibit C	Form of Bailment Agreement
Exhibit D	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit E	Form of Horizon FDA Intent Letters
Exhibit F	Form of Horizon FDA Transfer Letters
Exhibit G	Form of License Agreement
Exhibit H	Form of Patent Assignment
Exhibit I	Form of Patheon Letter
Exhibit J	Form of Pozen US Agreement
Exhibit K	Form of Quality Agreement
Exhibit L	Form of Supply Agreement
Exhibit M	Transition Agreement
Exhibit N	Form of Transition Safety Data Exchange Agreement
Exhibit O	Form of Vimovo Litigation Records Side Letter

SCHEDULES

Schedule 1.1.11	APA Licensed Trademarks
Schedule 1.1.25	AstraZeneca’s Knowledge
Schedule 1.1.82(a)	Licensed Copyrights
Schedule 1.1.82(b)	Excluded Copyrights
Schedule 1.1.83	Licensed Domain Names
Schedule 1.1.96	Merck Patents
Schedule 1.1.104	Nexium Trademark
Schedule 1.1.117	Permitted Encumbrances
Schedule 1.1.124	Pozen Patents
Schedule 1.1.136	Purchased Patents
Schedule 1.1.158	Vimovo Litigation
Schedule 2.1.1(a)	Purchased Contracts
Schedule 2.1.1(b)	Purchased Regulatory Approvals
Schedule 2.4.2(a)(iii)	Delivery Schedule of Tangible Purchased Assets
Schedule 4.2	Ordinary Course of Business Exceptions

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and executed as of November 18, 2013 (the “Execution Date”), by and between AstraZeneca AB, a Swedish corporation (“AstraZeneca”), and Horizon Pharma USA, Inc., a Delaware corporation (“Horizon”). AstraZeneca and Horizon are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, AstraZeneca and certain of its Affiliates (as defined below) are engaged in the sourcing and Exploitation (as defined below) of the Product in the Horizon Territory (collectively, the “Product Business”);

WHEREAS, AstraZeneca wishes to sell or grant to Horizon, and Horizon desires to purchase or obtain from AstraZeneca, certain assets and rights associated with the Product Business, upon the terms and conditions hereinafter set forth and set forth in the License Agreement (as defined below);

WHEREAS, at the Closing, AstraZeneca and Horizon intend to enter into the Ancillary Agreements, other than the Guarantee, the Three Party Letter Agreement and the Post-Transition Safety Data Exchange Agreement (each as defined below); and

WHEREAS, concurrently with the execution and delivery of this Agreement, AstraZeneca and Horizon Pharma, Inc., a Delaware corporation and ultimate parent company of Horizon (“Guarantor”), has executed and delivered to AstraZeneca the Guarantee, in which the Guarantor has unconditionally guaranteed all obligations of Horizon under this Agreement and the other Ancillary Agreements.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Certain Defined Terms. As used herein, the following terms shall have the following meanings:

1.1.1 “Accountants” means an accounting firm of national reputation in the United States (excluding each of AstraZeneca’s and Horizon’s respective regular outside accounting firms) as may be mutually acceptable to AstraZeneca and Horizon; provided, however, if AstraZeneca and Horizon are unable to agree on such accounting firm within 10 days or any such mutually selected accounting firm is unwilling or unable to serve, then AstraZeneca shall deliver to Horizon a list of three other accounting firms of national reputation in the United States that have not performed services for AstraZeneca or Horizon in the preceding three-year period, and Horizon shall select one of such three accounting firms.

1.1.2 “Accounts Receivable” means all accounts receivable, notes receivable and other indebtedness due and owed by any Third Party to AstraZeneca or any of its Affiliates arising from sales of the Product by or on behalf of AstraZeneca or its Affiliates in the Horizon Territory prior to the Closing Date.

1.1.3 “Act” means the United States Federal Food, Drug, and Cosmetic Act and the guidelines, guidances and requirements promulgated thereunder.

1.1.4 “Adverse Event” means, with respect to a product, any undesirable, untoward or noxious event or experience associated with the use, or occurring during or following administration, of such product in humans, occurring at any dose, whether expected and whether considered related to or caused by such product, including such an event or experience as occurs in the course of the use of such product in professional practice, in a clinical trial, from overdose, whether accidental or intentional, from abuse, from withdrawal or from a failure of expected pharmacological or biological therapeutic action of such product, and including those events or experiences that are required to be reported to the FDA under 21 C.F.R. sections 312.32, 314.80 or 600.80, as applicable, or to foreign Governmental Authorities under corresponding applicable Law outside the United States.

1.1.5 “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” mean (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise or (b) the ownership, directly or indirectly, of more than 50% of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

1.1.6 “Agreement” has the meaning set forth in the preamble hereto.

1.1.7 “Allocation” has the meaning set forth in Section 2.3.2.

1.1.8 “Ancillary Agreements” means the Guarantee, the Supply Agreement, the Bill of Sale, the License Agreement, the Patent Assignment, the Three Party Letter Agreement, the Joint Defense Agreement, the Quality Agreement, the Bailment Agreement, the Patheon Letter, the Vimovo Litigation Records Side Letter, the Transition Agreement, the Post-Transition Safety Data Exchange Agreement and the Transition Safety Data Exchange Agreement.

1.1.9 “APA Licensed Intellectual Property” means the APA Licensed Know-How, the Licensed Copyrights, the Licensed Domain Names, the APA Licensed Trademarks and the APA Manufacturing Technology.

1.1.10 “APA Licensed Know-How” means any data, information and know-how that (a) is not generally known, (b) is Controlled by AstraZeneca or its Affiliates and (c) is used by or on behalf of AstraZeneca or its Affiliates as of the Closing Date for the Exploitation of the Product in the Horizon Territory, but excludes the Merck Know-How and know-how included in the APA Manufacturing Technology; provided, that if such data, information or know-how becomes publicly disclosed (other than as a result of any disclosure by Horizon in breach of its obligations under Section 5.5 of this Agreement), such data, information or know-how shall no longer be deemed APA Licensed Know-How.

1.1.11 “APA Licensed Trademarks” means the Trademark VIMOVO and the other Trademarks and logos listed on Schedule 1.1.11.

1.1.12 “APA Manufacturing Technology” means all Patent Rights (including foreign equivalents of the Merck Patents) and all data, information and know-how that (a) with respect to data, information and know-how, are not generally known, (b) are Controlled by AstraZeneca or any of its Affiliates as of the Closing Date and (c) are used by or on behalf of AstraZeneca or its Affiliates for the Manufacture of Products as of the Closing Date, but excludes the Merck Know-How and Merck Patents; provided, that if any data, information or know-how (but not, for clarity, Patent Rights) included in APA Manufacturing Technology becomes publicly disclosed (other than as a result of any disclosure by Horizon in breach of its obligations under Section 5.5 of this Agreement), such data, information or know-how shall no longer be deemed APA Manufacturing Technology.

1.1.13 “Apportioned Obligations” has the meaning set forth in Section 5.9.2(b).

1.1.14 “Arbitration Notice” has the meaning set forth in Section 9.2.2.

1.1.15 “Arbitrators” has the meaning set forth in Section 9.2.2.

1.1.16 “Assumed Liabilities” has the meaning set forth in Section 2.2.1.

1.1.17 “AstraZeneca” has the meaning set forth in the preamble hereto.

1.1.18 “AstraZeneca Confidential Information” has the meaning set forth in Section 5.5.3.

1.1.19 “AstraZeneca FDA Intent Letters” means the letters to the FDA in the form of Exhibit A, indicating AstraZeneca’s intent to transfer the rights to the Purchased Regulatory Approvals to Horizon.

1.1.20 “AstraZeneca FDA Transfer Letters” means the letters to the FDA in the form of Exhibit B, transferring the rights to the Purchased Regulatory Approvals to Horizon.

1.1.21 “AstraZeneca Indemnitees” has the meaning set forth in Section 7.1.2.

1.1.22 “AstraZeneca Marks” means the trade names, corporate names and corporate logos of AstraZeneca or AstraZeneca’s Affiliates that are used by AstraZeneca or any of AstraZeneca’s Affiliates in connection with the Product in the Horizon Territory or the Product Business prior to or as of the Closing Date, but that are also used by AstraZeneca or any of its Affiliates for any other purpose.

1.1.23 “AstraZeneca Permitted Purpose” has the meaning set forth in Section 5.5.2.

1.1.24 “AstraZeneca Territory” means worldwide, excluding the Horizon Territory.

1.1.25 “AstraZeneca’s Knowledge” means the actual knowledge of the individuals listed on Schedule 1.1.25, after reasonable inquiry in the course of performing their respective duties.

1.1.26 “Bailment Agreement” means that certain Bailment Agreement, in substantially the form of Exhibit C.

1.1.27 “Bill of Sale” means that certain Bill of Sale and Assignment and Assumption Agreement, in substantially the form of Exhibit D.

1.1.28 “Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in New York, New York, United States, London, England or Stockholm, Sweden are permitted or obligated by Law to remain closed.

1.1.29 “Calendar Year” means each successive period of 12 calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the this Agreement shall commence on the Closing Date and end on December 31 of the year in which the Closing Date occurs.

1.1.30 “Carve-Out Financial Statements” has the meaning set forth in Section 5.11.

1.1.31 “cGCP” means the ethical, scientific, and quality standards required by FDA for designing, conducting, recording, and reporting trials that involve the participation of human subjects, as set forth in FDA regulations in 21 C.F.R. Parts 50, 54, 56, and 312, and by the International Conference on Harmonization E6: Good Clinical Practices Consolidated Guideline, or as otherwise required by applicable Law.

1.1.32 “cGMP” means standards and methods to be used in, and the facilities or controls to be used for, the Manufacture of a drug, as set forth in FDA regulations in 21 C.F.R. Parts 210 and 211 or otherwise required by applicable Law.

1.1.33 “Claim Notice” has the meaning set forth in Section 7.2.2.

1.1.34 “Closing” has the meaning set forth in Section 2.4.1.

1.1.35 “Closing Date” means the date on which the Closing occurs.

1.1.36 “Code” means the Internal Revenue Code of 1986.

1.1.37 “Confidential Information” has the meaning set forth in Section 5.5.1.

1.1.38 “Confidentiality Agreement” means that certain Confidentiality Agreement, dated March 7, 2013, by and between AstraZeneca LP and Horizon Pharma, Inc.

1.1.39 “Contract” means any contract, agreement, lease, sublease, license, sublicense or other legally binding commitment or arrangement (whether oral or written).

1.1.40 “Control” means, with respect to any Copyright, Domain Name, Patent Right, Trademark, data, information or other item of know-how, Regulatory Approval or Regulatory Documentation, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise (other than by operation of the licenses and other grants set forth in the License Agreement and before giving effect to the transactions contemplated by this Agreement), to assign or grant a license, sublicense or other right to or under such Copyright, Domain Name, Patent Right, Trademark, data, information or other item of know-how, Regulatory Approval or Regulatory Documentation, as provided for herein or in any Ancillary Agreement.

1.1.41 “Controlling Party” has the meaning set forth in Section 7.2.2.

1.1.42 “Copyright” means copyrights and rights in copyrightable works, copyright registrations, or any application therefor and all extensions, restorations, reversions and renewals of any of the foregoing.

1.1.43 “Disclosing Party” has the meaning set forth in Section 5.5.1.

1.1.44 “Disclosure Schedules” means the disclosure schedules of AstraZeneca related to the representations and warranties of AstraZeneca set forth in Section 3.1.

1.1.45 “Dispute” has the meaning set forth in Section 9.2.1.

1.1.46 “Domain Names” means any and all internet or global computing network addresses or locations, including all generic top-level domains (“gTLDs”) and country code top-level domains (“ccTLDs”).

1.1.47 “Duexis” means the pharmaceutical product containing ibuprofen and famotidine in a single fixed combination dosage form, which product is being commercialized as of the Closing Date by Horizon or its Affiliates in the Horizon Territory as Duexis®.

1.1.48 “Encumbrance” means, with respect to any Purchased Asset, any mortgage, lien (including liens for Taxes), license, pledge, security interest or encumbrance.

1.1.49 “End Date” has the meaning set forth in Section 8.1.2.

1.1.50 “Esomeprazole” means that certain pharmaceutical compound with the name (5-methoxy-2-{(S)-[(4-methoxy-3,5-dimethylpyridin-2-yl)methyl]sulfinyl}-1H-benzimidazole), including any [...***...].

***	Confidential Treatment Requested

1.1.51 “Ex-US Licensed Patents” means the Patent Rights that are the foreign equivalents of the Merck Patents, excluding any such Patent Rights included in the APA Manufacturing Technology.

1.1.52 “Excluded Assets” means all assets, property, rights and interests of AstraZeneca and its Affiliates other than the Purchased Assets, including (a) all intellectual property and intellectual property rights of AstraZeneca and its Affiliates other than the Purchased Patents, (b) all rights with respect to the Product in the AstraZeneca Territory, (c) all tangible personal property of AstraZeneca or any of its Affiliates (other than tangible Purchased Assets), (d) all Accounts Receivable, and (e) all Manufacturing-related assets of AstraZeneca or any of its Affiliates.

1.1.53 “Excluded Liabilities” means all Liabilities of AstraZeneca or any of its Affiliates other than the Assumed Liabilities and shall include:

(a) any product liability, liability for adverse reactions, liability for recalls, liability for product and packaging complaints for any Product sold in the Horizon Territory prior to the Closing (whether direct or as a result of or as a result of successor liability, transferee liability, joint and several liability or contractual liability) or any Liability for Litigation relating to the Product, Purchased Assets, the APA Licensed Intellectual Property, the ex-US Licensed Patents or the Licensed Regulatory Documentation pending or overtly threatened prior to the Closing other than the Vimovo Litigation;

(b) any Liability (whether direct or as a result of successor liability, transferee liability, joint and several liability or contractual liability) for Taxes in the Pre-Closing Tax Period except to the extent provided in Section 5.9;

(c) any Liability under or relating to or arising from any Excluded Assets;

(d) any Liability (whether arising under Contract or otherwise) to Pozen or Merck relating to the Product Business or Purchased Assets, other than Liability under the Pozen US Agreement arising after the Closing;

(e) any Liability arising out of or resulting from non-compliance with any Law by AstraZeneca or its Affiliates with respect to the Product Business or Purchased Assets prior to the Closing;

(f) any Liability of AstraZeneca or any of its Affiliates to pay any fees or commissions to any broker, finder or agent with respect to this Agreement or the transactions contemplated hereby; and

(g) any Liability of AstraZeneca or any of its Affiliates relating to sale of the Product outside the Horizon Territory prior to, on and after the Closing.

For clarity, the “Excluded Liabilities” do not include any Liability arising out of or relating to any Product or Other Product sold by or on behalf of Horizon; provided, that each Party’s Liability with respect to Product sold on behalf of Horizon by AstraZeneca or its Affiliate pursuant to the Transition Agreement shall be as set forth in the Transition Agreement.

1.1.54 “Execution Date” has the meaning set forth in the preamble hereto.

1.1.55 “Existing Inventory” means inventory of finished Product (together with any Product packaging materials thereon) owned by AstraZeneca or any of its Affiliates as of Closing that is labeled and held for sale in the Horizon Territory and has not been shipped to a wholesaler or distributor prior to the Closing.

1.1.56 “Exploit” means to make, have made, import, export, use, have used, sell, offer for sale, have sold, research, develop, commercialize, register, hold or keep (whether for disposal or otherwise), transport, distribute, promote, market, or otherwise dispose of, but excludes, to Manufacture or have Manufactured.

1.1.57 “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.1.58 “Field” means the treatment of human diseases and conditions by means of a pharmaceutical product.

1.1.59 “Financial Information” has the meaning set forth in Section 3.1.13.

1.1.60 “Fundamental Reps” means the representations and warranties set forth in [...***...].

1.1.61 “GAAP” means generally accepted accounting principles in the United States.

1.1.62 “Gastroprotective Agent” means proton pump inhibitors and H2 receptor antagonists for the treatment, prevention or amelioration of injury to the gastrointestinal tract.

1.1.63 “Governmental Authority” means any supranational, international, federal, state or local court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, including the FDA and any corresponding foreign agency.

1.1.64 “Guarantee” means the Guarantee, dated the Execution Date, by Guarantor in favor of AstraZeneca.

1.1.65 “Guarantor” has the meaning set forth in the recital hereto.

1.1.66 “Horizon” has the meaning set forth in the preamble hereto.

***	Confidential Treatment Requested

1.1.67 “Horizon Confidential Information” has the meaning set forth in Section 5.5.2.

1.1.68 “Horizon FDA Intent Letters” means the letters to the FDA in the form of Exhibit E, indicating Horizon’s intent to accept the transfer of rights to the Purchased Regulatory Approvals from AstraZeneca.

1.1.69 “Horizon FDA Transfer Letters” means the letters to the FDA in the form of Exhibit F, accepting the transfer of rights to the Purchased Regulatory Approvals from AstraZeneca.

1.1.70 “Horizon Indemnitees” has the meaning set forth in Section 7.1.1.

1.1.71 “Horizon Material Adverse Effect” means any event, fact, condition, occurrence, change or effect that prevents or materially impedes or delays the consummation by Horizon of the transactions contemplated by this Agreement or the Ancillary Agreements.

1.1.72 “Horizon Permitted Purpose” has the meaning set forth in Section 5.5.3.

1.1.73 “Horizon Territory” means the United States and its territories and possessions.

1.1.74 “IND” means an Investigational New Drug Application as defined in the Act.

1.1.75 “Indemnification Certificate” has the meaning set forth in Section 7.2.1.

1.1.76 “Indemnified Party” has the meaning set forth in Section 7.2.1.

1.1.77 “Indemnifying Party” has the meaning set forth in Section 7.2.1.

1.1.78 “Joint Defense Agreement” means the certain Joint Defense Agreement executed and delivered by the Parties on the Execution Date.

1.1.79 “Law” means any domestic or foreign, federal, state or local statute, law, treaty, judgment, ordinance, rule, administrative interpretation, regulation, guidance, order or other requirement of any Governmental Authority, in each case, that has the force of law.

1.1.80 “Liabilities” means any debts, liabilities, obligations, commitments, claims or complaints, whether accrued or fixed, known or unknown, fixed or contingent, determined or determinable (including all adverse reactions, recalls, product and packaging complaints and other liabilities) and whether or not the same would be required to be reflected in financial statements or disclosed in the notes thereto.

1.1.81 “License Agreement” means that certain License Agreement, in substantially the form of Exhibit G.

1.1.82 “Licensed Copyrights” means all Copyrights in the Horizon Territory that are Controlled by AstraZeneca and that are used by AstraZeneca or any of AstraZeneca’s Affiliates in connection with the Product Business, including those Copyrights listed on Schedule 1.1.82(a) and excluding the Copyrights listed as excluded on Schedule 1.1.82(b).

1.1.83 “Licensed Domain Names” means the Domain Names listed on Schedule 1.1.83.

1.1.84 “Licensed Regulatory Documentation” means any and all Regulatory Documentation related to the Product or any Other Product, in each case, Controlled by AstraZeneca or any of its Affiliates as of and following the Closing, excluding the Regulatory Documentation included in the Purchased Assets.

1.1.85 “Litigation” means any claim, action, arbitration, mediation, hearing, investigation, proceeding, litigation, suit, warning letter, findings of deficiency or non-compliance, notice of violation or request for recall (whether civil, criminal, administrative, investigative or informal).

1.1.86 “Loss” or “Losses” means any Liabilities, losses, damages, judgments, assessments, levies, fines, penalties, amounts paid in settlement, costs and expenses, including reasonable fees and disbursements of counsel and accountants’, investigators’, and experts’ fees and expenses).

1.1.87 “Manufacture” and “Manufacturing” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping and holding of the Product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control.

1.1.88 “Material Adverse Effect” means an event, fact, condition, occurrence, change or effect that is, or would reasonably be expected to (a) be materially adverse to the business, results of operations or condition (financial or otherwise) of the Product Business, the Purchased Assets and the Assumed Liabilities, taken as a whole, or (b) prevent or materially impede or delay the consummation by AstraZeneca of the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that, except as provided in clause (vii) below, none of the following, and no events, facts, conditions, occurrences, changes or effects resulting from the following, shall be deemed (individually or in combination) to constitute, or shall be taken into account in determining whether there has been, a “Material Adverse Effect”: (i) political or economic conditions in the Horizon Territory or conditions affecting the capital or financial markets generally; (ii) conditions generally affecting any industry or industry sector in which the Product Business operates or competes or in which the Product is Manufactured or Exploited, including increases in operating costs; (iii) any change in accounting requirements or applicable Law; (iv) any hostility, act of war, sabotage, terrorism or military actions, or any escalation of any of the foregoing; (v) any hurricane, flood, tornado, earthquake or other natural disaster or force majeure event; (vi) the public announcement of the execution or delivery of the Agreement or the pendency of the transactions contemplated hereby; (vii) the failure of the Product Business to achieve any financial projections, predictions or forecasts (provided, that the underlying causes of such failure shall not be excluded); and (viii) the taking of any action by AstraZeneca or any of its Affiliates that is expressly contemplated by this Agreement or that Horizon has expressly requested be taken; except, in each of clauses (i) through (v), for those conditions that have a disproportionate effect on the Product Business, the Purchased Assets and Assumed Liabilities, taken as a whole, relative to other Persons operating businesses similar to the Product Business in the Horizon Territory.

1.1.89 “Merck Agreements” means any agreement between AstraZeneca or any of its Affiliates, on the one hand, and any Merck Party or any of its Affiliates, on the other hand, with respect to, among other things, Esomeprazole, as amended.

1.1.90 “Merck” means Merck Sharp & Dohme Corp.

1.1.91 “Merck Covenant” has the meaning set forth in Section 2.1.2.

1.1.92 “Merck-Exploitation” means the act of making, having made, manufacturing, having manufactured, developing, using, selling, offering for sale, importing, exporting, marketing or promoting a product.

1.1.93 “Merck Know-How” means any data, information and know-how that (a) is not generally known, (b) is owned or otherwise controlled by a Merck Party pursuant to one or more Merck Agreements and (c) is used by or on behalf of AstraZeneca or its Affiliates as of the Execution Date or the Closing Date, for the Manufacture, having Manufactured or Exploitation of the Product in the Horizon Territory.

1.1.94 “Merck Parties” means Merck, KBI Inc., KBI-E Inc., Merck Holdings, Inc. and KBI Sub Inc.

1.1.95 “Merck Patent Litigation” has the meaning set forth in Section 5.1.3.

1.1.96 “Merck Patents” means the Patent Rights set forth on Schedule 1.1.96.

1.1.97 “Merck Product” means any product that both (a) combines (as the sole active ingredients) Esomeprazole and a therapeutic level of Naproxen in any fixed combination dosage form and (b) is marketed and promoted [...***...] for (x) one or more indications for which [...***...], together with (y) the prevention, treatment or amelioration of, or decrease in the risk of, [...***...] in patients at risk of [...***...], so long as such prevention, treatment or amelioration of, or decrease in the risk of, [....***...] is described or referenced in the product prescribing information.

1.1.98 “Merck-Related Persons” has the meaning set forth in Section 2.1.2.

1.1.99 “Naproxen” means that certain pharmaceutical compound with the chemical name (S)-6-methoxy-(alpha)-methyl-2-naphthaleneacetic acid, including any [...***...].

***	Confidential Treatment Requested

1.1.100 “NDA” means a New Drug Application as defined in the Act.

1.1.101 “NDC” means “National Drug Code,” which is the eleven digit code registered by a company with the FDA with respect to a pharmaceutical product.

1.1.102 “Nexium” means any product containing Esomeprazole as the sole active ingredient in any presentation form that is sold under a Nexium Trademark.

1.1.103 “Nexium Business” means Exploitation activities pertaining to Nexium.

1.1.104 “Nexium Trademark” means the Trademarks and logos listed on Schedule 1.1.104.

1.1.105 “NSAID” means any non-steroidal anti-inflammatory drug, the primary mechanism of action of which is inhibition of cyclooxygenase, but excluding acetyl salicylic acid (including salts and derivatives thereof).

1.1.106 “Non-Controlling Party” has the meaning set forth in Section 7.2.2.

1.1.107 “Notice” has the meaning set forth in Section 9.3.1.

1.1.108 “Other Product” means (a) any product, other than the Product, that combines a Gastroprotective Agent and any NSAID in a single fixed combination dosage form, that would, if made, used, sold, offered for sale, had made, imported or exported without a license from Pozen of the Pozen Patents, infringe one or more Valid Claims of the Pozen Patents and (b) any product, other than the Product and any product described in clause (a)), that combines a Gastroprotective Agent and any NSAID in a single fixed combination oral solid dosage form (with or without one or more additional therapeutically active agents) where the right to Exploit such product is owned or Controlled by AstraZeneca or its Affiliates. For the avoidance of doubt, “Other Product” does not include any product containing acetyl salicylic acid (including salts and derivatives thereof) and does not include DUEXIS.

1.1.109 “Owned Registered Product IP” has the meaning set forth in Section 3.1.11(b).

1.1.110 “Party(ies)” has the meaning set forth in the preamble hereto.

1.1.111 “Patent Assignment” means that certain Patent Assignment, in substantially the form of Exhibit H.

1.1.112 “Patent Rights” means: (a) all national, regional and international patents and patent applications, including provisional patent applications; (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents, innovation patents and design patents and certificates of invention; (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)); and (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

1.1.113 “Patheon Letter” means that certain Letter, in substantially the form of Exhibit I.

1.1.114 “Payee” has the meaning set forth in Section 5.9.1.

1.1.115 “Payer” has the meaning set forth in Section 5.9.1.

1.1.116 “Payments” has the meaning set forth in Section 5.9.1.

1.1.117 “Permitted Encumbrance” means any (a) Encumbrance for accrued Taxes not yet due or delinquent or for those Taxes being contested in good faith by appropriate proceedings for which an adequate reserve has been taken; (b) Encumbrance caused by Law that does not or would not be reasonably expected to materially detract from the current value of, or materially interfere with, the present use and enjoyment of any Purchased Asset subject thereto or affected thereby in the ordinary course of business of the Product Business; (c) right, title or interest of a licensor or licensee under a license that is reasonably apparent from the text of the applicable license agreement, provided that any such license is disclosed on Schedule 1.1.117 and made available to Horizon prior to the Execution Date and (d) any Encumbrance disclosed on Schedule 1.1.117.

1.1.118 “Person” means any individual, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, corporation, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, or any other legal entity, including a Governmental Authority.

1.1.119 “Post-Closing Tax Period” has the meaning set forth in Section 5.9.2(b).

1.1.120 “Post-Transition Safety Data Exchange Agreement” means that certain Safety Data Exchange Agreement, in a form reasonably acceptable to each Party, to be executed by the Parties prior to the transfer of the Purchased Regulatory Approvals to Horizon.

1.1.121 “Pozen” means Pozen Inc.

1.1.122 “Pozen Original Agreement” means that certain Collaboration and License Agreement, dated August 1, 2006, but and between Pozen and AstraZeneca, as amended as of the Execution Date.

1.1.123 “Pozen Patent Litigation” has the meaning set forth in Section 5.1.2.

1.1.124 “Pozen Patents” means the Patent Rights set forth on Schedule 1.1.124.

1.1.125 “Pozen ROW Agreement” means that certain Amended and Restated Collaboration and License Agreement for outside the United States, dated on or prior to the Closing Date, by and between Pozen and AstraZeneca.

1.1.126 “Pozen US Agreement” means that certain Amended and Restated Collaboration and License Agreement for the United States, dated on or prior to the Closing Date, by and between Pozen and AstraZeneca, in substantially the form of Exhibit J.

1.1.127 “Pre-Closing Period” has the meaning set forth in Section 4.1.1.

1.1.128 “Pre-Closing Tax Period” has the meaning set forth in Section 5.9.2(b).

1.1.129 “Product” means the pharmaceutical product(s) containing non-enteric coated Esomeprazole and enteric-coating Naproxen that is the subject of NDA#22-511 in the Horizon Territory, which products are being commercialized by AstraZeneca or its Affiliates as of the Execution Date in the Horizon Territory as VIMOVO™.

1.1.130 “Product Business” has the meaning set forth in the first recital hereto.

1.1.131 “Product Promotional Materials” means all Product materials that have been submitted by or on behalf of AstraZeneca or its Affiliates to the FDA under Form 2253, and the advertising, promotional and media materials, sales training materials (including related quizzes and answers, if any), existing customer lists, co-pay cards, other marketing data and materials, trade show materials (including displays) and videos, including materials containing clinical data, if any, to the extent approved for use by AstraZeneca’s internal promotional review process for the commercialization of the Product in the Horizon Territory until December 31, 2013.

1.1.132 “Product Records” means all books and records relating exclusively to the Product in the Horizon Territory or to the Product Business (other than the Regulatory Documentation) to the extent owned by or maintained by or on behalf of AstraZeneca or any of its Affiliates, but excluding, in all cases, the following books, documents, records and files (a) all books, documents, records and files prepared for the transactions contemplated under this Agreement, including bids received from Third Parties and strategic, financial or Tax analyses relating to the divestiture of the Purchased Assets, the Assumed Liabilities, the Product and the Product Business (b) all books, documents, records and files related solely to the Manufacture of the Product, (c) any attorney work product, attorney client communications and other items protected by established legal privilege, unless the books and records can be transferred without losing such privilege, (d) human resources and any other employee books and records, (e) any financial, Tax and accounting records to the extent not related to the Product in the Horizon Territory, (f) all books and records related to the Merck Patents or the Merck Parties, and (g) any items to the extent applicable Law prohibits their transfer.

1.1.133 “Purchase Price” has the meaning set forth in Section 2.3.1.

1.1.134 “Purchased Assets” has the meaning set forth in Section 2.1.1.

1.1.135 “Purchased Contracts” has the meaning set forth in Section 2.1.1(a).

1.1.136 “Purchased Patents” means the Patent Rights that are listed on Schedule 1.1.136.

1.1.137 “Purchased Regulatory Approvals” has the meaning set forth in Section 2.1.1(b).

1.1.138 “Quality Agreement” means that certain Quality Agreement, dated as of the Closing Date, in substantially the form of Exhibit K.

1.1.139 “Receiving Party” has the meaning set forth in Section 5.5.1.

1.1.140 “Regulatory Approval” means, with respect to the Product or any Other Product, any and all approvals (including NDAs and supplements and amendments thereto and active INDs), licenses, registrations (except manufacturing establishment registrations) or authorizations of any Governmental Authority necessary to commercially distribute, sell or market the Product or such Other Product, as applicable, including, where applicable, (a) pricing or reimbursement approvals, (b) pre- and post-approval marketing authorizations, and (c) labeling approvals.

1.1.141 “Regulatory Authority” means any Governmental Authority that is concerned with the safety, efficacy, reliability, Manufacture, investigation, sale or marketing of pharmaceutical products, medical products, biologics or biopharmaceuticals, including the FDA.

1.1.142 “Regulatory Documentation” means, with respect to the Product or any Other Product, all (a) documentation comprising the Regulatory Approvals, including all submissions, reports and correspondence relating thereto, (b) correspondence and reports necessary to, or otherwise describing the ability to, commercially distribute, sell or market the Product or such Other Product, as applicable, submitted to or received from Governmental Authorities (including minutes and official contact reports relating to any communications with any Governmental Authority) and relevant supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, annual and periodic reports, adverse event files and complaint files and (c) data (including clinical and pre-clinical data and CMC data) contained in any of the foregoing. Regulatory Documentation excludes the Product core data sheet, which shall be retained by AstraZeneca or an Affiliate of AstraZeneca commensurate with continuing safety responsibilities for the Product.

1.1.143 “Representatives” has the meaning set forth in Section 4.1.1.

1.1.144 “Required Actions” has the meaning set forth in Section 3.1.11(b)

1.1.145 “Senior Officer” means, with respect to AstraZeneca, its Vice President, Cornerstone and Commercial Excellence, and with respect to Horizon, its Chief Executive Officer.

1.1.146 “Supply Agreement” means that certain Supply Agreement, in substantially the form attached as Exhibit L.

1.1.147 “Tax Return” means any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax and includes any amended returns required as a result of examination adjustments made by the Internal Revenue Service or other Tax authority.

1.1.148 “Taxes” means all taxes of any kind, and all charges, fees, customs, levies, duties, imposts, required deposits or other assessments, including all federal, state, local or foreign net income, capital gains, gross income, gross receipt, property, franchise, sales, use, excise, withholding, payroll, employment, social security, worker’s compensation, unemployment, occupation, capital stock, transfer, gains, windfall profits, net worth, asset, transaction and other taxes, and any interest, penalties or additions to tax with respect thereto, imposed upon any Person by any taxing authority or other Governmental Authority under applicable Law.

1.1.149 “Third Party” means any Person other than AstraZeneca, Horizon and their respective Affiliates and permitted successors and assigns.

1.1.150 “Third Party Claim” has the meaning set forth in Section 7.2.2.

1.1.151 “Three Party Letter Agreement” means the letter agreement among AstraZeneca, Horizon and Pozen, dated as of the Execution Date.

1.1.152 “Trademark” means any word, name, symbol, color, product shape, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, product configuration, logo or business symbol, whether or not registered.

1.1.153 “Transfer Taxes” has the meaning set forth in Section 5.9.2(a).

1.1.154 “Transition Agreement” means that certain agreement relating to transition of the Product Business attached as Exhibit M.

1.1.155 “Transition Period” means the period commencing on the Closing Date and ending on the date specified in the Transition Agreement.

1.1.156 “Transition Safety Data Exchange Agreement” means that certain Safety Data Exchange Agreement, in substantially the form attached as Exhibit N.

1.1.157 “Valid Claim” means any claim of any issued and unexpired patent or a patent application that has not been disclaimed or held invalid or unenforceable by judgment or decree entered in any judicial proceeding that is not further reviewable through the exhaustion of all permissible applications for rehearing or review by a superior tribunal, or through the expiration of the time permitted for such applications; provided, that any claim in a pending Patent application that does not issue as a patent claim within [...***...] years after the earliest priority date of such application will not be a “Valid Claim” until such claim issues as a patent claim.

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1.1.158 “Vimovo Litigation” means any and all Litigation arising out of or related to the submission of Abbreviated New Drug Applications to FDA referencing NDA #22-511 that is described on Schedule 1.1.158.

1.1.159 “Vimovo Litigation Records Side Letter” means that certain Side Letter, in substantially the form attached as Exhibit O.

1.1.160 “[...***...]” has the meaning set forth in Section [...***...].

1.2 Construction. Except where the context otherwise requires, wherever used, the singular includes the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein does not limit the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party. Unless otherwise specified or where the context otherwise requires, (a) references in this Agreement to any Article, Section, Schedule or Exhibit are references to such Article, Section, Schedule or Exhibit of this Agreement; (b) references in any Section to any clause are references to such clause of such Section; (c) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) references to a Person are also to its permitted successors and assigns; (e) references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, in each case, as in effect at the relevant time of reference thereto; (f) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto; and (g) references to monetary amounts are denominated in United States Dollars.

ARTICLE 2

SALE AND PURCHASE OF ASSETS; LIABILITIES; TRANSITIONAL TRADEMARK LICENSE

2.1 Sale of Purchased Assets.

2.1.1 Purchase and Sale of Purchased Assets. Upon the terms and subject to the conditions of this Agreement and the Ancillary Agreements, at and effective as of the Closing, AstraZeneca shall (or shall cause its applicable Affiliates to) sell, transfer, convey, assign and deliver to Horizon, and Horizon shall purchase and accept from AstraZeneca (or such Affiliates), all right, title and interest in and to the Purchased Assets, free and clear of any and all Encumbrances other than Permitted Encumbrances. As used herein, “Purchased Assets” means all right, title and interest of AstraZeneca (or its Affiliates) in and to the following assets and properties:

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(a) all Contracts listed on Schedule 2.1.1(a), excluding, in each case, all rights to any Accounts Receivable and any other rights, claims or causes of action (including warranty claims) of AstraZeneca or any of its Affiliates thereunder related to Excluded Assets or Excluded Liabilities (the “Purchased Contracts”);

(b) all Regulatory Approvals listed on Schedule 2.1.1(b) from and after the Closing (the “Purchased Regulatory Approvals”);

(c) the documentation comprising the Purchased Regulatory Approvals, including all submissions, reports and correspondence relating thereto, and, to the extent in the possession or Control of AstraZeneca or any of its Affiliates, all other Regulatory Documentation exclusively relating to the Product in the Horizon Territory;

(d) all Product Records;

(e) all Product Promotional Materials; and

(f) the Purchased Patents, including the right to sue and recover for past, present or future infringements, misappropriations, dilution, unauthorized use or disclosure, or other conflict with any of the Purchased Patents.

2.1.2 Merck Covenant. AstraZeneca represents and warrants to Horizon that [...***...] each of the Merck Parties has agreed that neither it nor any of its Affiliates nor any other Person (to the extent any Merck Party or any Affiliate thereof has the ability (directly or indirectly) to control the actions of such other Person with respect to the matters described in this section) (collectively, the “Merck-Related Persons”) shall institute, pursue, solicit, encourage or assist any action or actions, cause or causes of action (in law or at equity), suits, arbitration proceedings or claims [...***...] against or adverse to any licensee or sublicensee of either AstraZeneca or Pozen asserting that the Merck-Exploitation of Merck Product infringes any patent application or patent [...***...] that claims or covers a Merck Product or any components or intermediates thereof or the bulk chemical forms of any compounds [...***...] (such agreement, the “Merck Covenant”). AstraZeneca agrees that, from and after the Closing Date [...***...] Horizon shall be entitled to the benefit of the Merck Covenant as provided in this Agreement to the extent that the Manufacture, having Manufactured and Exploitation of any Products and Other Products in the Field in the Horizon Territory by Horizon and its Affiliates, licensees and sublicensees would constitute Merck-Exploitation of a Merck Product. [...***...] in the event that any Merck-Related Person breaches the Merck Covenant [...***...]

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[...***...] upon the request of Horizon, AstraZeneca shall use its reasonable best efforts [...***...] to enforce the Merck Covenant [...***...]. In the event that [...***...]. AstraZeneca shall not [...***...], without the prior written consent of Horizon, which may not be unreasonably withheld, conditioned or delayed.

2.1.3 Excluded Assets. Horizon shall not acquire pursuant to this Agreement or any Ancillary Agreement, and AstraZeneca shall retain following the Closing Date, the Excluded Assets.

2.1.4 No Rights in the Other Party’s Territory. Horizon acknowledges and agrees that, except for the license and Manufacturing rights granted to Horizon pursuant to the License Agreement and the Supply Agreement, Horizon shall not receive any rights by virtue of this Agreement or any Ancillary Agreement in the AstraZeneca Territory. AstraZeneca acknowledges and agrees that, except for the license rights granted to AstraZeneca pursuant to the License Agreement and the rights retained by AstraZeneca under this Agreement or the License Agreement, AstraZeneca shall not receive any rights to any of Horizon’s intellectual property or Regulatory Documentation by virtue of this Agreement or any Ancillary Agreement in the Horizon Territory.

2.1.5 Retention of Rights. AstraZeneca retains, on behalf of itself and its Affiliates, a non-exclusive right of reference and use under the Purchased Regulatory Approvals and the Regulatory Documentation included in the Purchased Assets, as may be necessary or useful (a) to perform its obligations under the Supply Agreement, the Quality Agreement, the Transition Agreement, the Transition Safety Data Exchange Agreement or the Post-Transition Safety Data Exchange Agreement or (b) to Manufacture or have Manufactured the Product or any Other Product in the Horizon Territory or to perform research and development activities with respect to the Product or any Other Product in the Horizon Territory, in each case solely to support Exploitation of the Product or any Other Product in the AstraZeneca Territory.

2.2 Liabilities.

2.2.1 Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Closing, AstraZeneca shall assign and Horizon shall unconditionally assume and agree to pay and discharge when due (a) all Liabilities of AstraZeneca and its

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Affiliates under the Purchased Contracts and the Purchased Regulatory Approvals arising on or after the Closing Date, including any Liabilities imposed by applicable Law with respect to obligations under any Purchased Contract or Purchased Regulatory Approval (but other than Liabilities resulting from any breach of or non-compliance with any such Purchased Contract or Purchased Regulatory Approval by AstraZeneca or any of its Affiliates) and (b) all Liabilities arising out of or related to the Vimovo Litigation (excluding any Liabilities for attorneys’, filing and court fees and expenses incurred by AstraZeneca or any of its Affiliates in connection with the Vimovo Litigation), ((a) and (b) together, the “Assumed Liabilities”).

2.2.2 Excluded Liabilities. Horizon shall not assume any Liabilities of AstraZeneca or any of its Affiliates other than the Assumed Liabilities, and the Excluded Liabilities shall remain the sole obligation and responsibility of AstraZeneca and its Affiliates.

2.3 Consideration.

2.3.1 Purchase Price. In consideration of the conveyances contemplated under Section 2.1, the rights granted to Horizon under the License Agreement and the benefit of the Merck Covenant and the Product samples to be supplied to Horizon by AstraZeneca or an Affiliate pursuant to the Transition Agreement, on the Closing Date, Horizon shall pay to AstraZeneca $35,000,000 (the “Purchase Price”), by wire transfer of immediately available funds to the account designated by AstraZeneca by notice to Horizon at least three Business Days prior to the Closing Date.

2.3.2 Allocation of Consideration. Horizon shall allocate the Purchase Price (including the Assumed Liabilities, to the extent properly taken into account under Section 1060 of the Code), among the APA Licensed Intellectual Property, the Ex-US Licensed Patents, the Licensed Regulatory Documentation and the Purchased Assets (the “Allocation”) prior to or within 60 days following the Closing and shall deliver to AstraZeneca a copy of such Allocation (IRS Form 8594) promptly after such determination. AstraZeneca shall have the right to review and raise any objections in writing to the Allocation during the 10-day period after its receipt thereof. If AstraZeneca disagrees with respect to any item in the Allocation, the Parties shall negotiate in good faith to resolve the dispute. If the Parties are unable to agree on the Allocation within 30 days after the commencement of such good faith negotiations (or such longer period as AstraZeneca and Horizon may mutually agree in writing), then the Accountants shall be engaged at that time to review the Allocation, and shall make a determination as to the resolution of such Allocation. The determination of the Accountants regarding the Allocation shall be delivered as soon as practicable following engagement of the Accountants, but in no event more than 60 days thereafter, and shall be final, conclusive and binding upon AstraZeneca and Horizon, and Horizon shall revise the Allocation accordingly. AstraZeneca, on the one hand, and Horizon on the other hand, shall each pay one-half of the cost of the Accountants.

2.4 Closing.

2.4.1 Closing. Pursuant to the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Covington & Burling LLP, 1201 Pennsylvania Avenue, N.W., Washington, D.C. at 10:00 a.m., local time, on the first Business Day on which all conditions (other than those that by their terms are to be satisfied or taken at the Closing) set forth in Article 6 are satisfied (or, to the extent permitted by applicable Law, waived by the Party entitled to the benefits thereof); provided, that the Closing shall not occur prior to the date that is the earlier of (a) the [...***...] Business Day following the Execution Date and (b) the first Business Day following [...***...], or such other time and place as Horizon and AstraZeneca may agree to in writing. The Closing shall be deemed to have occurred at 12:00 a.m., eastern time, on the Closing Date, such that Horizon shall be deemed the owner of the Purchased Assets on and after the Closing Date.

2.4.2 Closing Deliveries.

(a) Except as otherwise indicated below, at the Closing, AstraZeneca shall deliver the following to Horizon:

(i) each of the Ancillary Agreements to which AstraZeneca is a party, other than the Post-Transition Safety Data Exchange Agreement, the Three Party Letter Agreement and the Guarantee, validly executed by a duly authorized officer of AstraZeneca;

(ii) a receipt acknowledging receipt of the Purchase Price in satisfaction of Horizon’s obligations pursuant to Section 2.3.1, validly executed by a duly authorized representative of AstraZeneca; and

(iii) the Purchased Assets; provided, that (A) with respect to tangible Purchased Assets delivery shall be made as set forth in Schedule 2.4.2(a)(iii), and (B) AstraZeneca may retain one copy of the Product Records included within the Purchased Assets and the Purchased Contracts (and, for clarity, prior to delivering or making available any files, documents, instruments, papers, books and records containing Product Records to Horizon, AstraZeneca shall be entitled to redact from such files, documents, instruments, papers, books and records any information to the extent that it does not relate to the Product Business; provided, that, upon Horizon’s request, AstraZeneca shall provide Horizon with a general description of any such information redacted by AstraZeneca to the extent that AstraZeneca is permitted to do so;

(iv) the Patheon Letter;

(v) the AstraZeneca FDA Intent Letters;

(vi) the AstraZeneca FDA Transfer Letters; and

(vii) the Vimovo Litigation Records Side Letter.

(b) At the Closing, Horizon shall deliver the following to AstraZeneca:

(i) each of the Ancillary Agreements to which Horizon is a party, other than the Post-Transition Safety Data Exchange Agreement and the Three Party Letter Agreement, validly executed by a duly authorized officer of Horizon; and

(ii) the Purchase Price in accordance with Section 2.3.1;

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(iii) the Horizon FDA Intent Letters;

(iv) the Horizon FDA Transfer Letters; and

(v) the Vimovo Litigation Records Side Letter.

(c) Horizon shall conduct a quality and completeness review of the Regulatory Documentation transferred to it pursuant to Section 2.4.2(a)(iii) promptly following such transfer and, as soon as possible, but no later than 60 days after each transfer, shall notify AstraZeneca in writing of any problems or issues experienced by Horizon regarding the completeness, navigation or readability of such transferred Regulatory Documentation that Horizon reasonably and in good faith believes are related to the transfer of such Regulatory Documentation (and not, for example, related to Horizon system capabilities or compatibility). AstraZeneca shall use its commercially reasonable efforts to assist Horizon in remedying any such problems or issues (if any) as soon as reasonably practicable following AstraZeneca’s receipt of Horizon’s notice of the same.

2.5 Transitional Trademark License.

2.5.1 AstraZeneca hereby grants to Horizon and its Affiliates, and Horizon hereby accepts, a non-exclusive, non-transferable, royalty-free, fully paid-up, license in the Horizon Territory to use the AstraZeneca Marks (a) during the period from the Closing Date until all Product samples that contain AstraZeneca’s NDC have been distributed, but in no event later than March 31, 2014, to distribute Product samples in the Horizon Territory and (b) during the period from the Closing Date until December 31, 2013, (i) to use the Product Promotional Materials in the form provided by AstraZeneca at the Closing in connection with the promotion of such Products in the Horizon Territory and (ii) in connection with AstraZeneca’s sale of the Product in the Horizon Territory on behalf of Horizon pursuant to the Transition Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of AstraZeneca. AstraZeneca represents and warrants to Horizon as follows, with each such representation and warranty subject to such exceptions, if any, as are set forth in the Disclosure Schedules. Disclosures in any section or paragraph of the Disclosure Schedules shall address only the corresponding section or paragraph of this Agreement, except to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to other sections or paragraphs of this Agreement.

3.1.1 Entity Status. AstraZeneca is a corporation duly organized, validly existing and in good standing under the Laws of Sweden. AstraZeneca and its Affiliates have all requisite corporate power and authority to own, use and operate the Purchased Assets and to carry on the Product Business as now being conducted.

3.1.2 Authority.

(a) AstraZeneca has the requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which AstraZeneca is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions of AstraZeneca. This Agreement constitutes, and each Ancillary Agreement to which it is a party, when executed and delivered by AstraZeneca, will constitute, the valid and legally binding obligation of AstraZeneca, enforceable against AstraZeneca in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors rights generally, and subject to equitable principles of general applicability, whether considered in a proceeding at law or in equity.

(b) Each Affiliate of AstraZeneca that will enter into an Ancillary Agreement has the requisite entity power and authority to perform its obligations under each Ancillary Agreement to which it is a party and to consummate the transactions contemplated thereby. The execution and delivery of the Ancillary Agreements to which any Affiliate of AstraZeneca is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary organizational actions of such Affiliate. Each Ancillary Agreement, when executed and delivered by an Affiliate of AstraZeneca that is a party thereto, will constitute the valid and legally binding obligation of such Affiliate, enforceable against such Affiliate in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors rights generally, and subject to equitable principles of general applicability, whether considered in a proceeding at law or in equity.

3.1.3 Non-Contravention. The execution, delivery and performance by AstraZeneca of this Agreement and each Ancillary Agreement to which it is a party and the execution, delivery and performance by each Affiliate of AstraZeneca of each Ancillary Agreement to which such Affiliate is a party do not and will not (a) violate the certificate of incorporation or bylaws or comparable organizational documents of AstraZeneca or such Affiliate, as applicable, (b) violate any Law applicable to AstraZeneca or such Affiliate, as applicable, the Product Business, the Purchased Assets, the APA Licensed Intellectual Property or the Licensed Regulatory Documentation or (c) subject to obtaining the consents referred to in Section 3.1.5(d), (i) violate, breach or constitute a default under or result in the termination of any Contract to which AstraZeneca or such Affiliate is a party or to which the Purchased Assets, the APA Licensed Intellectual Property or the Licensed Regulatory Documentation is subject, including any no shop or exclusivity agreement or any option, right of first refusal, right of first offer, right of first negotiation or similar right, (ii) result in the creation of any Encumbrance upon any Purchased Asset other than Permitted Encumbrances or the imposition of any other contractual restrictions on the use of the Purchased Assets or the conduct of the Product Business or (iii) terminate, amend or modify or give any Person the right to terminate, accelerate, amend or modify, abandon or refuse to perform any Purchased Contract (except to the extent that the assignment of a Purchased Contract to Horizon itself constitutes an amendment or modification), or (iv) violate any order or judgment of a Governmental Authority to which AstraZeneca or any of its Affiliates is subject relating to the Product Business, the Purchased Assets, the APA Licensed Intellectual Property or the Licensed Regulatory Documentation, except, in the case of the foregoing clauses (b) and (c), for such violations, breaches, defaults, terminations, amendments, modifications, losses of rights, abandonments or refusals to perform that would not reasonably be expected to materially affect the Product Business, taken as a whole.

3.1.4 No Broker. There is no broker, finder or financial advisor acting or who has acted on behalf of AstraZeneca or any of its Affiliates, who is entitled to receive any brokerage or finder’s or financial advisory fee from Horizon or any of its Affiliates in connection with the transactions contemplated by this Agreement.

3.1.5 No Litigation; Consents.

(a) There is no Litigation (other than any investigation or finding of deficiency or noncompliance, which are addressed in clause (b) below) pending or to AstraZeneca’s Knowledge, threatened, against AstraZeneca or any of its Affiliates before any Governmental Authority relating to the Product Business, the Purchased Assets, the APA Licensed Intellectual Property or the Licensed Regulatory Documentation or for which the Product Business, the Purchased Assets, the APA Licensed Intellectual Property or the Licensed Regulatory Documentation is subject.

(b) To AstraZeneca’s Knowledge there is no investigation or finding of deficiency or noncompliance pending or threatened against AstraZeneca or any of its Affiliates before any Governmental Authority relating to the Product Business, the Purchased Assets, the APA Licensed Intellectual Property or the Licensed Regulatory Documentation or for which the Product Business, the Purchased Assets, the APA Licensed Intellectual Property or the Licensed Regulatory Documentation is subject.

(c) There is no order or judgment of a Governmental Authority to which AstraZeneca or any of its Affiliates is subject relating to the Product Business, the Purchased Assets, the APA Licensed Intellectual Property or the Licensed Regulatory Documentation.

(d) Except for (i) consents, permits, authorizations, declarations, filings or registrations that have become applicable solely as a result of the specific regulatory status of Horizon or its Affiliates and (ii) items disclosed in Section 3.1.5(d) of the Disclosure Schedules, no notice to, filing with, permit of, authorization of, exemption by, or consent of, any Governmental Authority or other Person is required for AstraZeneca to consummate the transactions contemplated hereby or by the Ancillary Agreements.

3.1.6 Purchased Assets; Sufficiency.

(a) AstraZeneca has, or its Affiliates have, good title to, or valid contract rights in, as applicable, the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

(b) The Purchased Assets, together with the Merck Covenant and rights granted to Horizon under the License Agreement, the Licensed Regulatory Documentation, the APA Manufacturing Technology and any software or other ordinary course and immaterial Third Party licenses that are commercially available (excluding, for clarity, any license of any Patent Rights), constitute all of the intellectual property, Regulatory Approvals and Regulatory Documentation necessary to (i) operate the Product Business, (ii) Manufacture or have Manufactured the Product in the Horizon Territory, and (iii) Manufacture, have Manufactured, research and develop the Product in the AstraZeneca Territory solely for exportation and use of the Product in connection with the Exploitation of Product in the Horizon Territory, in each case ((i) - (iii)) in the same manner that AstraZeneca and its Affiliates are operating the Product Business, Manufacturing or having Manufactured the Product in the Horizon Territory, and Manufacturing, having Manufactured, researching and developing the Product in the AstraZeneca Territory for exportation and use of the Product in connection with the Exploitation of Product in the Horizon Territory, as applicable, as of the Execution Date and as of the Closing. In the event this Section 3.1.6(b) is breached because AstraZeneca has failed to convey any Purchased Assets or to identify and either transfer to Horizon, or grant Horizon a license to or right of reference and use with respect to, as applicable, any intellectual property, Regulatory Approvals or Regulatory Documentation necessary for the representation and warranty in this Section 3.1.6(b) to be true and correct in all respects, such breach shall be deemed cured as of the date AstraZeneca or any of its Affiliates specifically performs its obligation under this Agreement or any Ancillary Agreement to convey title to all Purchased Assets to Horizon or to transfer to Horizon, or grant Horizon a license to or right of reference and use with respect to, as applicable, such intellectual property, Regulatory Approvals or Regulatory Documentation at no additional cost or expense to Horizon; provided that such breach shall not be deemed cured with respect to any Losses incurred by any Horizon Indemnitee prior to such transfer or grant.

3.1.7 Contracts. Each of the Purchased Contracts is in effect and constitutes a legal, valid and binding agreement of AstraZeneca or an Affiliate of AstraZeneca, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors rights generally, and subject to equitable principles of general applicability, whether considered in a proceeding at law or in equity. AstraZeneca is not and, to AstraZeneca’s Knowledge, no other party thereto is, in default in the performance, observance or fulfillment of any obligation or covenant contained in any Purchased Contract and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default, result in the payment of any damages or penalties or result in the creation of any Encumbrance thereunder or pursuant thereto other than Permitted Encumbrances. AstraZeneca has not received any written notice from a Third Party at any time during the past [...***...] years regarding any actual, alleged or potential violation or breach of, or default under, any of the Purchased Contracts or stating that such Third Party intends to terminate, cancel or make any material change to any Purchased Contract and there are no pending renegotiations of any of the Purchased Contracts. The Product Business as conducted by AstraZeneca and its Affiliates as of the Execution Date does not rely upon or use rights under any Contract that has expired or been terminated. True and complete copies of all Purchased Contracts and the Pozen Original Agreement have been made available to Horizon. To AstraZeneca’s Knowledge, Pozen is not in breach of the Pozen Original Agreement.

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3.1.8 Compliance with Law.

(a) AstraZeneca and its Affiliates, with respect to the operation of the Product Business, are and during the past [...***...] years prior have been in compliance with all applicable Laws in the Horizon Territory, including (i) any applicable Laws governing the approval, Manufacture, sale, marketing, promotion, or distribution of drugs and the purchase or prescription of or reimbursement for drugs by any Governmental Authority, private health plan or entity, or individual, and (ii) the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), the False Claims Act (42 U.S.C. §1320a-7b(a)), the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §78 et seq.) and the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d et. seq.), and any comparable state or local Laws, in each case, except for such noncompliance that would not reasonably be expected to materially affect the Product Business, the Purchased Assets, the APA Licensed Intellectual Property or the Licensed Regulatory Documentation, each taken as a whole. This Section 3.1.8 does not address regulatory matters, which are the subject of Section 3.1.9. During the past [...***...] years, neither AstraZeneca or its Affiliates has received any written notices of any alleged violations, delinquency or investigations for violation of any Law relating to the Product Business or the Purchased Assets or Assumed Liabilities or to which the any of the Purchased Assets, or business activities relating to the Product Business are subject.

(b) AstraZeneca, or an Affiliate of AstraZeneca, possesses, and is in material compliance with, all material permits (other than Regulatory Approvals, which are the subject of Section 3.1.9(b)) necessary for the conduct of the Product Business as it is currently conducted.

3.1.9 Regulatory Matters.

(a) Neither AstraZeneca, any of its Affiliates nor, to AstraZeneca’s Knowledge, any Merck Party, or any Person on behalf of any of the foregoing, is Exploiting any Other Products in the Horizon Territory.

(b) AstraZeneca, or an Affiliate of AstraZeneca, owns all Regulatory Approvals and Regulatory Documentation necessary to conduct the Product Business in the Horizon Territory as currently conducted and such Regulatory Approvals are in full force and effect. AstraZeneca has the right to grant the right of reference and use under the Licensed Regulatory Documentation to Horizon in accordance with the License Agreement. Neither AstraZeneca nor its Affiliates has received any written communication from any Governmental Authority threatening to withdraw or suspend any such Regulatory Approvals. No proceeding is pending or, to AstraZeneca’s Knowledge, threatened regarding the revocation of any such Regulatory Approval. AstraZeneca and its Affiliates have not voluntarily or involuntarily surrendered, terminated or permitted to lapse or expire any Regulatory Approval used or maintained by them in the conduct of the Product Business, except where any such Regulatory Approval has been not renewed in the ordinary course of business. AstraZeneca or its Affiliates have filed with the applicable Governmental Authority all material filings, declarations, listings, registrations, reports or submissions, including adverse event reports required in connection with the conduct of the Product Business. All such filings, declarations, listings, registrations, reports or submissions were in compliance in all material respects with all applicable Laws when filed,

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and no deficiencies have been asserted by any applicable Governmental Authority with respect to any such filings, declarations, listings, registrations, reports or submissions. Neither AstraZeneca nor any of its Affiliates is in violation of the terms of any Regulatory Approval for the Horizon Territory.

(c) There has not been any product recall or market withdrawal or replacement conducted by or on behalf of AstraZeneca concerning the Product in the Horizon Territory or any product recall, market withdrawal or replacement conducted by or on behalf of any Third Party as a result of any alleged defect in the Product in the Horizon Territory. AstraZeneca has made available to Horizon copies of material field alerts, dear doctor letters, complaints and notices of alleged defect or adverse reaction with respect to the Product in the Horizon Territory that have been received in writing by AstraZeneca and its Affiliates.

(d) The Product has been Manufactured in compliance with applicable Law, including cGMP, and applicable Regulatory Approvals. Neither AstraZeneca nor any Affiliate or Third Party engaged by it, in any capacity, in connection with the Manufacture of the Product has received in the past [...***...] years or is currently subject to a Warning Letter (as defined in the Act) with respect to any facility manufacturing Product for Exploitation in the Horizon Territory. Subject to backorders or delays in the ordinary course, AstraZeneca or its Affiliate has fulfilled all purchase orders submitted for the Product in the Horizon Territory.

(e) All studies, tests and preclinical and clinical trials conducted by or on behalf of AstraZeneca or its Affiliates relating to the Product were conducted, and all studies, tests and trials currently being conducted by or on behalf of AstraZeneca or its Affiliates in connection with the clinical trials listed in Section 3.1.9(e) of the Disclosure Schedules are being conducted, in either case in all material respects in accordance with cGCP and other applicable Laws. AstraZeneca has completed all pediatric assessments or postmarketing commitments required by the FDA with respect to the Product in the Horizon Territory. Neither AstraZeneca nor any Affiliate of AstraZeneca has received any written notices or correspondence from any applicable Governmental Authority requiring the termination, suspension, material modification or clinical hold of any clinical trials listed in Section 3.1.9(e) of the Disclosure Schedules.

3.1.10 Debarred Personnel. Neither AstraZeneca nor any of its Affiliates, officers, directors, employees, consultants, or, to AstraZeneca’s Knowledge, any of its vendors, contractors, investigators or agents, who has undertaken activities in connection with the Product Business has been debarred or deemed subject to debarment pursuant to Section 306 of the Act nor, to AstraZeneca’s Knowledge, are any such Persons the subject of a conviction described in such section.

3.1.11 Intellectual Property.

(a) AstraZeneca or one of its Affiliates owns the Merck Patents and the APA Licensed Intellectual Property, jointly with Pozen owns the Purchased Patents and has the right to use the Pozen Patents and has the right to license the APA Licensed Intellectual Property to Horizon in accordance with the License Agreement. The Purchased Patents are the only Joint Patents (as defined in the Pozen Original Agreement) in the Horizon Territory under the Pozen Original Agreement. There are no Patent Rights in the Horizon Territory claiming any

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AstraZeneca Inventions (as defined in the Pozen Original Agreement) under the Pozen Original Agreement. There are no data, information, know-how or Patent Rights owned or controlled by a Merck Party pursuant to any Merck Agreement that claim or cover any Manufacturing, having Manufactured or Exploitation activities with respect to the Product outside the Horizon Territory.

(b) Section 3.1.11(b)(i) of the Disclosure Schedules sets forth a true and complete list of all APA Licensed Intellectual Property owned by AstraZeneca or one of its Affiliates, other than the Purchased Patents, that has not expired or been abandoned and has issued, been registered or granted or that is the subject of an application for registration, issuance or grant in the Horizon Territory (“Owned Registered Product IP”). Section 3.1.11(b)(ii) of the Disclosure Schedules identifies: (i) each Purchased Patent, (ii) the owner(s) thereof, registration, issuance, grant, serial, and application or other identifying number, filing, registration, issuance, grant, renewal, and expiration date, and title, as applicable; and (iii) any other Person that has an ownership interest in such item of Purchased Patent and the nature of such ownership interest. Section 3.1.11(b)(ii) of the Disclosure Schedule describes each filing, payment, and action that, to AstraZeneca’s Knowledge, must be made or taken on or before the date that is 120 days after the Execution Date in order to file, prosecute and maintain each such Purchased Patent (“Required Actions”). All required maintenance fees, annuity fees or renewal fees for Owned Registered Product IP and the Purchased Patents that are due and payable prior to the Closing Date have been or will be paid (without filing any extension delaying payment to a date after the Closing Date).

(c) To AstraZeneca’s Knowledge, the APA Licensed Intellectual Property, the Merck Patents, the Purchased Patents and the Pozen Patents, are valid and subsisting and have not been denied, rejected or invalidated, lapsed, expired, been cancelled or become abandoned. With respect to the Purchased Patents and to AstraZeneca’s Knowledge, with respect to the Merck Patents and the Pozen Patents, all relevant published patents, patent applications, articles and other prior art references have been disclosed to the relevant patent examiner at the U.S. Patent and Trademark Office. To AstraZeneca’s Knowledge, each Person who has or has had any rights in or to the Merck Patents, the Purchased Patents or the Pozen Patents, has executed an agreement assigning his, her or its entire right, title and interest therein, and the inventions embodied, described or claimed therein, to the stated owner thereof.

(d) To AstraZeneca’s Knowledge, all required maintenance fees, annuity fees or renewal fees for the Merck Patents and the Pozen Patents in the Horizon Territory that are due and payable have been paid, and no applications or registrations therefor have lapsed or become abandoned, been cancelled or expired.

(e) To AstraZeneca’s Knowledge, (i) none of the Purchased Patents or the Pozen Patents is involved in any Litigation, inventorship challenge, reissue, interference, reexamination or opposition and (ii) none of the Merck Patents is involved in any Litigation, inventorship challenge, reissue, interference, reexamination or opposition regarding the Product Business.

(f) None of the Licensed Copyrights, APA Licensed Trademarks or Licensed Domain Names or registrations or applications to use or register such items is involved in any pending action, arbitration, mediation, hearing, litigation, claim, suit, cancellation, nullification, interference, concurrent use or opposition proceeding or, to AstraZeneca’s Knowledge, any investigation or finding of deficiency or noncompliance.

(g) The conduct of the Product Business as currently conducted does not infringe or misappropriate any Third Party’s intellectual property rights in the Horizon Territory. Except for the Vimovo Litigation, no Litigation is pending or, to AstraZeneca’s Knowledge, threatened (i) based upon, challenging or seeking to deny or restrict the use of any of the APA Licensed Intellectual Property, the Purchased Patents or the Pozen Patents, (ii) alleging that AstraZeneca’s conduct of the Product Business infringes or misappropriates the intellectual property rights of any Third Party in the Horizon Territory, or (iii) asserting a Paragraph IV Notification under 21 U.S.C. 355(j)(2)(B) relative to any Patent Rights listed in NDA #22-511.

(h) (i) AstraZeneca is in compliance in all material respects with its obligations under the Merck Agreements and (ii) to AstraZeneca’s Knowledge, neither Merck nor any Merck Party is in breach of the Merck Agreements in each case ((i) and (ii)), except for any noncompliance or breach that would reasonably be expected to adversely affect Horizon’s rights under this Agreement, including Horizon’s rights with respect to the Merck Covenant, or any Ancillary Agreement.

(i) Other than licenses or sublicenses granted to any Third Party for the Manufacture of the Product on behalf of AstraZeneca or any of its Affiliates, (i) neither AstraZeneca nor any Affiliate of AstraZeneca has granted any licenses, sublicenses or other rights (including any covenant not to sue) in or with respect to the Purchased Patents or the Pozen Patents to any Third Parties in the Horizon Territory and (ii) except for the exclusive license granted to KBI-E Inc. under the Merck Patents pursuant to the Merck Agreements and any license granted to a Third Party in connection with the Vimovo Litigation as described on Schedule 3.1.11(i), neither AstraZeneca nor any Affiliate of AstraZeneca has granted any licenses, sublicenses or other rights in or with respect to the Merck Patents to any Third Parties to Exploit the Product or any Other Product in the Horizon Territory. To AstraZeneca’s Knowledge, no Third Party is engaging in any activity that infringes or misappropriates the Owned Registered Product IP, the Purchased Patents, the Pozen Patents or any other APA Licensed Intellectual Property in the Horizon Territory. Neither AstraZeneca nor any Affiliate of AstraZeneca has received any written notice that any Person is suspected of infringing or misappropriating such intellectual property rights in the Horizon Territory.

(j) Except as set forth in the Pozen US Agreement, there is no royalty or other license payment obligation to any Third Party with respect to the Exploitation of Products or Other Products in the Horizon Territory, other than any amounts that may be payable under any Merck Agreement, which shall be the sole responsibility of AstraZeneca and its Affiliates.

(k) AstraZeneca and, as applicable, AstraZeneca’s Affiliates, have taken reasonable measures to maintain in confidence all APA Licensed Know-How and to protect the secrecy, confidentiality and value of any trade secrets included within the APA Licensed Know-How.

(l) The development of the APA Licensed Intellectual Property and the Purchased Patents has not been funded, in whole or in part, by the United States government.

3.1.12 Existing Inventory. As of the Execution Date, AstraZeneca or its Affiliates own at least [...***...] units of the Product packaged for commercial sale in the Horizon Territory and at least [...***...] units of the Product to be distributed as samples in the Horizon Territory. All Existing Inventory is useable or saleable in the ordinary course of the Product Business. All Existing Inventory has been manufactured in accordance with cGMP and is of good and marketable quality.

3.1.13 Exclusions List. Neither AstraZeneca nor any of its Affiliates or any of its or their respective employees involved in the Product Business are on the Exclusions List of the Office of Inspector General, U.S. Department of Health & Human Services.

3.1.14 Certain Financial Statements. AstraZeneca or an Affiliate of AstraZeneca has made available to Horizon or its Representatives the annual gross sales and net sales (and certain components thereof) for the Product in the Horizon Territory for the past [...***...] completed Calendar Years. Such financial information was prepared from the books and records of Astra Zeneca or an Affiliate of AstraZeneca, as applicable, and fairly presents in all material respects the annual gross sales and net sales for the Product in the Horizon Territory for the periods indicated.

3.2 Representations and Warranties of Horizon. Horizon represents and warrants to AstraZeneca as follows:

3.2.1 Corporate Status. Horizon is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

3.2.2 Authority. Horizon has the requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and Ancillary Agreements to which Horizon is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the necessary corporate actions of Horizon. This Agreement constitutes and each Ancillary Agreement to which Horizon is a party, when executed and delivered by Horizon will constitute, the valid and legally binding obligation of Horizon, enforceable against Horizon in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors rights generally, and subject to equitable principles of general applicability, whether considered in a proceeding at law or in equity.

3.2.3 Non-Contravention. The execution, delivery and performance by Horizon of this Agreement and each Ancillary Agreement to which it is a party do not and will not (a) violate the certificate of incorporation or bylaws or comparable organizational documents of Horizon, (b) violate any Law applicable to Horizon, (c) violate, breach or constitute a default under or result in the termination of any material Contract to which Horizon is a party, or (d)

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violate any order or judgment of a Governmental Authority to which Horizon or any of its Affiliates is subject.

3.2.4 No Broker. There is no broker, finder, financial advisor or other Person acting or who has acted on behalf of Horizon or its Affiliates, who is entitled to receive any brokerage or finder’s or financial advisory fee from AstraZeneca or any of its Affiliates in connection with the transactions contemplated by this Agreement.

3.2.5 Litigation; Consents.

(a) To the knowledge of Horizon, there is no (i) Litigation pending or threatened against Horizon or any of its Affiliates before any Governmental Authority, or (ii) order or judgment of a Governmental Authority to which Horizon or any of its Affiliates is subject, except for such Litigation, orders and judgments that would not reasonably be expected to have a Horizon Material Adverse Effect.

(b) Except for consents, permits or authorizations that if not received, or declarations, filings or registrations that if not made, would not reasonably be expected to have a Horizon Material Adverse Effect, no notice to, filing with, permit of, authorization of, exemption by, or consent of, Governmental Authority or other Person is required for Horizon to consummate the transactions contemplated hereby or by the Ancillary Agreements.

3.2.6 Debarred Personnel. Neither Horizon nor any of its employees or consultants has been debarred or deemed subject to debarment pursuant to Section 306 of the Act nor, to the knowledge of Horizon, are any such Persons the subject of a conviction described in such section.

3.2.7 Financial Capacity. Horizon will have on the Closing Date immediately available cash that is sufficient to enable it to complete the transactions contemplated hereby and to perform all of its obligations under this Agreement and the Ancillary Agreements.

3.2.8 Compliance with Applicable Law. Horizon is aware of applicable Law in the Horizon Territory relating to marketing, distribution and sale of the Product, and can legally import, store, market, distribute and sell the Product in the Horizon Territory immediately as of the Closing.

3.3 Exclusivity of Representations.

3.3.1 HORIZON ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 2.1.2 AND SECTION 3.1 OR MADE BY ASTRAZENECA OR ITS AFFILIATES IN THE LICENSE AGREEMENT OR THE SUPPLY AGREEMENT, (A) ASTRAZENECA HAS MADE NO REPRESENTATION OR WARRANTY WHATSOEVER HEREIN OR OTHERWISE RELATED TO THE TRANSACTIONS CONTEMPLATED HEREBY AND (B) HORIZON HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY.

3.3.2 ASTRAZENECA ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 3.2 OR MADE BY HORIZON IN THE LICENSE AGREEMENT OR THE SUPPLY AGREEMENT, (A) HORIZON HAS MADE NO REPRESENTATION OR WARRANTY WHATSOEVER HEREIN OR OTHERWISE RELATED TO THE TRANSACTIONS CONTEMPLATED HEREBY AND (B) ASTRAZENECA HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY.

ARTICLE 4

PRE-CLOSING COVENANTS

4.1 Access and Information.

4.1.1 During the period commencing on the Execution Date and ending on the earlier to occur of (a) the Closing and (b) the termination of this Agreement in accordance with Article 8 (the “Pre-Closing Period”), AstraZeneca shall afford Horizon and its officers, employees, agents, attorneys, consultants, advisors and other representatives (collectively, “Representatives”), continued reasonable access to AstraZeneca employees to discuss the Product Business and full access to the books and records of AstraZeneca, to the extent maintained in connection with the Product Business, shall use its commercially reasonable efforts to provide to Horizon such information, books and records to the extent that they relate to the Product Business, as Horizon may reasonably request; provided, however, that AstraZeneca may restrict the foregoing access to the extent that in the reasonable judgment of AstraZeneca, any Law applicable to AstraZeneca, the Purchased Assets, the Product, the APA Licensed Intellectual Property, the Ex-US Licensed Patents, the Licensed Regulatory Documentation or the Product Business requires it to so restrict such access and AstraZeneca shall provide Horizon with a general description of the type of any such information withheld by AstraZeneca to the extent that AstraZeneca is permitted to do so; and provided, further, that such access shall not unreasonably disrupt AstraZeneca’s ordinary course operations. Notwithstanding anything to the contrary contained in this Agreement, AstraZeneca shall not be required to disclose any information or provide any such access if such disclosure or access could, in AstraZeneca’s reasonable judgment, (i) violate (A) applicable Law, including applicable antitrust Laws, or (B) any binding agreement entered into prior to the Execution Date (including any confidentiality agreement to which AstraZeneca is a party), (ii) jeopardize any attorney/client privilege or other established legal privilege or (iii) disclose any trade secrets not included in the APA Licensed Intellectual Property or Purchased Assets; provided, that AstraZeneca shall provide Horizon with a general description of the type of any such information withheld by AstraZeneca to the extent that AstraZeneca is permitted to do so.

4.1.2 During the period commencing on the Execution Date and ending on the earlier to occur of (a) the Closing and (b) the termination of this Agreement in accordance with Article 8, Horizon hereby agrees that neither it nor any of its Affiliates or Representatives is authorized to contact, and shall not contact, any licensor, licensee, competitor, supplier, distributor or customer of AstraZeneca with respect to the Product, the Purchased Assets, the APA Licensed Intellectual Property, the Ex-US Licensed Patents, the Licensed Regulatory Documentation, the Merck Patents, the Product Business, this Agreement, the Ancillary

Agreements or the transactions contemplated hereby or thereby, without the prior written consent of AstraZeneca, which consent may be withheld in AstraZeneca’s sole discretion. Notwithstanding the foregoing, after the Execution Date Horizon shall be permitted to engage in discussions and negotiations with (i) Pozen, (ii) any Third Party that is providing any services to AstraZeneca or any of its Affiliates with respect to the study entitled [...***...] or (iii) Patheon Inc., Patheon Pharmaceuticals Inc., [...***...] and [...***...] with respect to the Manufacture or Product on behalf of Horizon solely for Exploitation in the Horizon Territory.

4.2 Ordinary Course of Business. During the Pre-Closing Period, except (a) as set forth in Schedule 4.2 or as otherwise contemplated by this Agreement or any Ancillary Agreement, (b) as required by applicable Law, (c) as required by the terms of any agreement binding upon AstraZeneca or its Affiliates as of the Execution Date, (d) for any actions taken by AstraZeneca to (i) perform its obligations under the Transition Agreement, (ii) obtain any Third Party consents, permits or authorizations in connection with the transactions contemplated by this Agreement or any Ancillary Agreement or (iii) conduct transition planning in preparation for the transfer of the Purchased Assets to Horizon, or (e) as Horizon shall otherwise consent in writing, AstraZeneca shall conduct the Product Business in substantially the same manner as heretofore conducted and in the ordinary course of business and shall use its commercially reasonable efforts to preserve substantially intact the Product Business, and substantially preserve the current relationships of the Product Business with customers, suppliers and other Persons with which the Product Business has material business relations. In furtherance of the foregoing and in no way limiting the foregoing, during the Pre-Closing Period, AstraZeneca shall:

(a) promptly take all Required Actions and any other office actions with respect to any Purchased Patents;

(b) keep in full force and effect all material rights relating to the Product Business and not amend or otherwise modify such rights;

(c) not enter into or amend or waive any material rights under any Purchased Contract or permit any of the Purchased Assets to become subject to any Encumbrance other than Permitted Encumbrances or commit to do any of the foregoing;

(d) not sell Product to wholesalers or distributors in the Horizon Territory in quantities that exceed the average order size from such wholesalers or distributors during the three month period preceding the Execution Date, except to the extent such increased orders are submitted to AstraZeneca and its Affiliates by such wholesalers or distributors other than at the direct request of AstraZeneca or its Affiliates; or

(e) not enter into any settlement of any Litigation with any Governmental Authority or other Person relating to the Product Business or any Purchased Assets or any Assumed Liability other than the Merck Patent Litigation or commit to do any of

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the foregoing; and comply with all applicable Laws and orders of Governmental Authorities relating to the Product Business.

4.3 Obligation to Consummate the Transaction. Each of the Parties agrees that, subject to this Section 4.3, it shall use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to the extent permissible under applicable Law, to consummate and make effective the transactions contemplated by this Agreement and to ensure that the conditions set forth in Article 6 are satisfied, insofar as such matters are within the control of either of them. Without limiting the generality of the foregoing, as soon as reasonably practicable after the Execution Date, AstraZeneca shall use its commercially reasonable efforts (not requiring the payment of money) to obtain the consents referred to in Section 3.1.5(d).

4.4 Notice of Litigation/Developments.

4.4.1 Subject to Section 5.5, from and after the Execution Date until the earlier to occur of the Closing and the termination of this Agreement in accordance with Article 8, each Party shall give prompt written notice to the other Party of any Litigation, examination or audit in which such Party is involved as a party that concerns and would reasonably be expected to materially and adversely affect the Product Business, Purchased Assets, the APA Licensed Intellectual Property or the Licensed Regulatory Documentation or the other Party’s rights in the same or that would otherwise reasonably be expected to have a Material Adverse Effect or Horizon Material Adverse Effect, as applicable, or that would cause any of the conditions to Closing set forth in Article 6 not to be satisfied.

4.4.2 Between the Execution Date and the date that is [...***...] prior to the Closing Date, AstraZeneca shall have the right to supplement or amend the Disclosure Schedules with respect to any matter that, if existing or occurring prior to the Execution Date, would have been required to be set forth or described in the Disclosure Schedules or that is necessary to correct any information in such Disclosure Schedules that has been rendered inaccurate by an event, condition, fact or circumstance occurring after the Execution Date. Such delivery shall not modify any representation and warranty as of the Execution Date or as of the Closing Date or otherwise affect any rights of Horizon under this Agreement with respect to any breach of any representation or warranty or covenant of AstraZeneca set forth herein or with respect to any claim for indemnification hereunder.

ARTICLE 5

ADDITIONAL COVENANTS

5.1 Cooperation in Litigation and Investigations.

5.1.1 Subject to Section 5.5 and except as set forth in any Ancillary Agreement, from and after the Closing Date, Horizon and AstraZeneca shall fully cooperate with each other in the defense or prosecution of any Litigation, examination or audit instituted prior to the Closing or that may be instituted thereafter against or by either Party relating to or arising out of the conduct of the Product Business or the Exploitation or Manufacture of the Product in the Horizon Territory prior to or after the Closing (other than Litigation between Horizon and

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AstraZeneca or their respective Affiliates arising out of the transactions contemplated hereby or by the Ancillary Agreements). In connection therewith, and except as set forth in any Ancillary Agreement, from and after the Closing Date, each of AstraZeneca and Horizon shall make available to the other during normal business hours and upon reasonable prior written notice, but without unreasonably disrupting its business, all records to the extent relating to the Purchased Assets, the APA Licensed Intellectual Property, the Licensed Regulatory Documentation, the Assumed Liabilities and the Excluded Liabilities held by it and reasonably necessary to permit the defense or investigation of any such Litigation, examination or audit (other than Litigation between Horizon and AstraZeneca or their respective Affiliates arising out of the transactions contemplated hereby or by the Ancillary Agreements, with respect to which applicable rules of discovery shall apply), and shall preserve and retain all such records for the length of time contemplated by its standard record retention policies and schedules. The Party requesting such cooperation shall pay the reasonable out-of-pocket costs and expenses of providing such cooperation (including legal fees and disbursements) incurred by the Party providing such cooperation and by its officers, directors, employees and agents, and any applicable Taxes in connection therewith.

5.1.2 From and after the Closing, subject to this Section 5.1.2, Horizon shall, at its cost and expense, control, direct and maintain control over the Vimovo Litigation with respect to the Pozen Patents and the Purchased Patents (the “Pozen Patent Litigation”) with counsel of Horizon’s choosing. Horizon shall keep AstraZeneca reasonably informed with respect to the status of and any material developments in the Pozen Patent Litigation. Horizon may settle or otherwise resolve the Pozen Patent Litigation, in its sole discretion; provided, that Horizon shall notify AstraZeneca of its intent to settle the Pozen Patent Litigation and consider in good faith AstraZeneca’s comments with respect thereto.

5.1.3 From and after the Closing, subject to this Section 5.1.3, AstraZeneca shall, at its cost and expense, control, direct and maintain control over the Vimovo Litigation with respect to the Merck Patents (the “Merck Patent Litigation”) with counsel of AstraZeneca’s choosing. AstraZeneca shall keep Horizon reasonably informed with respect to the status of and any material developments in the Merck Patent Litigation. AstraZeneca may settle or otherwise resolve the Merck Patent Litigation, in its sole discretion, including [...***...]; provided, that AstraZeneca shall notify Horizon of its intent to settle the Merck Patent Litigation and consider in good faith Horizon’s comments with respect thereto.

5.2 Further Assurances. Each of AstraZeneca and Horizon shall, at any time or from time to time after the Closing, at the request of the other, execute and deliver to the other all such instruments and documents or further assurances as the other may reasonably request in order to (a) vest in Horizon all of AstraZeneca’s right, title and interest in and to the Purchased Assets as contemplated hereby, (b) effectuate Horizon’s assumption of the Assumed Liabilities and (c) grant to each Party all rights contemplated herein to be granted to such Party under the

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Ancillary Agreements; provided, however, that after the Closing, apart from such customary further assurances, neither AstraZeneca nor Horizon shall have any other obligations except as specifically set forth and described herein or in the Ancillary Agreements. Without limitation of the foregoing, except as expressly set forth in the Ancillary Agreements, neither AstraZeneca nor Horizon shall have any obligation to assist or otherwise participate in the amendment or supplementation of the Purchased Regulatory Approvals or otherwise to participate in any filings or other activities relating to the Purchased Regulatory Approvals other than as necessary to effect the assignment thereof to Horizon in connection with the Closing pursuant to this Agreement.

5.3 Transition Agreement. During the Transition Period, AstraZeneca and Horizon shall cooperate to transition the Exploitation of the Product in the Horizon Territory, and related administrative activities, from AstraZeneca to Horizon and to ensure that Horizon commences the performance of such activities hereunder with the least disruption to customers, in each case, in accordance with and to the extent provided for in the Transition Agreement.

5.4 Publicity. No public announcement related to this Agreement or the transactions contemplated herein will be issued without the joint approval of AstraZeneca and Horizon, which approval shall not be unreasonably withheld, conditioned or delayed, except in any public disclosure which either AstraZeneca or Horizon, in its good faith judgment, believes is required by applicable Law or by any stock exchange on which its securities or those of its Affiliates are listed. If either Party, in its good faith judgment, believes such disclosure is required, such Party will use its commercially reasonable efforts to consult with the other Party and its Representatives, and to consider in good faith any revisions proposed by the other Party or its Representatives, as applicable, prior to making (or prior to any of its Affiliates making) such disclosure, and shall limit such disclosure to only that information which is legally required to be disclosed.

5.5 Confidentiality.

5.5.1 All Confidential Information provided by one Party (or its Representatives or Affiliates) (collectively, the “Disclosing Party”) to the other Party (or its Representatives or Affiliates) (collectively, the “Receiving Party”) shall be subject to and treated in accordance with the terms of this Section 5.5. As used in this Section 5.5, “Confidential Information” means (a) all information disclosed to the Receiving Party by the Disclosing Party in connection with this Agreement but not any Ancillary Agreement, including all information with respect to the Disclosing Party’s licensors, licensees or Affiliates, (b) all information disclosed to the Receiving Party by the Disclosing Party under the Confidentiality Agreement, and (c) all memoranda, notes, analyses, compilations, studies and other materials prepared by or for the Receiving Party to the extent containing or reflecting the information in the preceding clause (a) or (b). Notwithstanding the foregoing, Confidential Information shall not include information that, in each case as demonstrated by competent written documentation:

(i) was already known to the Receiving Party or its Affiliates, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(iii) became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party other than through any act or omission of the Receiving Party in breach of this Agreement or the Confidentiality Agreement;

(iv) is subsequently disclosed to the Receiving Party by a Third Party without obligations of confidentiality with respect thereto; or

(v) is subsequently independently discovered or developed by the Receiving Party without the aid, application or use of Confidential Information or Ancillary Confidential Information (as defined in the License Agreement).

5.5.2 All Confidential Information obtained by AstraZeneca (or its Affiliates or Representatives) from Horizon (or its Affiliates or Representatives) and all Confidential Information relating solely to the Product Business (other than Confidential Information relating to (x) the APA Licensed Intellectual Property, the Ex-US Licensed Patents or the Licensed Regulatory Documentation, (y) the Pozen Original Agreement or the Pozen ROW Agreement or (z) the Merck Parties or the Merck Patents), the Purchased Assets and the Assumed Liabilities (the “Horizon Confidential Information”) shall be deemed to be Confidential Information disclosed by Horizon to AstraZeneca for purposes of this Section 5.5 and shall be used by AstraZeneca solely as required to (a) perform its obligations or exercise or enforce its rights under this Agreement, any Ancillary Agreement (including for purposes of engaging in pharmacovigilance tasks, including maintaining the global safety database for the Product), the Pozen ROW Agreement or any Contract related to the Product pursuant to which AstraZeneca or any of its Affiliates obtains rights to the APA Licensed Intellectual Property, the Ex-US Licensed Patents or the Merck Patents, (b) undertake Manufacturing activities in support of Horizon’s operations in the Horizon Territory, or (c) comply with applicable Law (each of (a) through (c), a “AstraZeneca Permitted Purpose”), and for no other purpose. For a period of 10 years after the Execution Date, AstraZeneca shall not disclose, or permit the disclosure of, any of the Horizon Confidential Information to any Person except those Persons to whom such disclosure is necessary in connection with any AstraZeneca Permitted Purpose. AstraZeneca shall treat, and will cause its Affiliates and the Representatives of AstraZeneca or any of its Affiliates to treat, the Horizon Confidential Information as confidential, using the same degree of care as AstraZeneca normally employs to safeguard its own confidential information from unauthorized use or disclosure, but in no event less than a reasonable degree of care.

5.5.3 All Confidential Information obtained by Horizon (or its Affiliates or Representatives) from AstraZeneca (or its Affiliates or Representatives) other than the Horizon Confidential Information (the “AstraZeneca Confidential Information”) shall be used by Horizon solely as required to (a) perform its obligations or exercise or enforce its rights under this Agreement, any Ancillary Agreement or the Pozen US Agreement, (b) undertake Manufacturing activities in support of Horizon’s operations in the Horizon Territory or (c) comply with applicable Law (each of (a) and (b), a “Horizon Permitted Purpose”), and for no other purpose. For a period of 10 years after the Execution Date, Horizon shall not disclose, or permit the disclosure of, any of AstraZeneca Confidential Information to any Person except (x)

those Persons to whom such disclosure is necessary in connection with a Horizon Permitted Purpose or (y) in connection with any due diligence or disclosure obligations under any financing arrangement or equity offering pursuant to obligations of confidentiality and non-use no less stringent than those set forth in this Section 5.5. Horizon shall treat, and will cause its Affiliates and the Representatives of Horizon or any of its Affiliates to treat, AstraZeneca Confidential Information as confidential, using the same degree of care as Horizon normally employs to safeguard its own confidential information from unauthorized use or disclosure, but in no event less than a reasonable degree of care.

5.5.4 In the event either Party is requested pursuant to, or required by, applicable Law to disclose any of the other Party’s Confidential Information (i.e., AstraZeneca Confidential Information or Horizon Confidential Information, as applicable), it will notify the other Party in a timely manner so that such Party may seek a protective order or other appropriate remedy or, in such Party’s sole discretion, waive compliance with the confidentiality provisions of this Agreement. Each Party will cooperate in all reasonable respects in connection with any reasonable actions to be taken for the foregoing purpose. In any event, the Party requested or required to disclose such Confidential Information may furnish it as requested or required pursuant to applicable Law (subject to any such protective order or other appropriate remedy) without liability hereunder, provided that such Party furnishes only that portion of the Confidential Information which such Party is advised by an opinion of its counsel is legally required and such Party exercises reasonable efforts to obtain reliable assurances that confidential treatment will be accorded such Confidential Information.

5.5.5 Nothing in this Section 5.5 shall be construed as preventing or in any way inhibiting either Party from complying with applicable Law governing activities and obligations undertaken pursuant to this Agreement or any Ancillary Agreement in any manner which it reasonably deems appropriate.

5.6 FDA Letters. Horizon and AstraZeneca shall file the Horizon FDA Intent Letters and the AstraZeneca FDA Intent Letters, respectively, with the FDA within one Business Day after the Closing Date. Horizon and AstraZeneca shall file the Horizon FDA Transfer Letters and the AstraZeneca FDA Transfer Letters, respectively, with the FDA pursuant to the Transition Agreement. Transfer of title to the NDA and the INDs for the Product shall be effective as of the Closing.

5.7 Regulatory Responsibilities. Except as set forth in the Transition Agreement or as required by a Party to comply with applicable Law or to exercise its rights and obligations hereunder or under any Ancillary Agreement, (a) as of the Closing Date, Horizon shall have the sole right and responsibility for preparing, obtaining and maintaining all Regulatory Approvals necessary for continuing the Product Business after Closing, and for conducting communications with Governmental Authorities of competent jurisdiction, for the Product and any Other Product in the Horizon Territory, and (b) AstraZeneca (on its own behalf or through AstraZeneca’s licensees, sublicensees or distributors, as applicable) shall have the sole right and responsibility for preparing, obtaining and maintaining all Regulatory Approvals, and for conducting communications with Governmental Authorities of competent jurisdiction, for the Product or any Other Product in the AstraZeneca Territory. Without limitation of the foregoing, promptly following the Closing, Horizon shall obtain such FDA approvals as are necessary for Horizon’s own Product labeling and shall comply with such FDA approvals upon receipt thereof.

5.8 Commercialization. Except to the extent otherwise provided in the Transition Agreement or the License Agreement, from and after the Closing Date, (a) Horizon, at its own cost and expense, shall be responsible for and have sole discretion over the commercialization, marketing strategy, promotion, distribution and sale of the Product and any Other Product in the Horizon Territory and shall independently determine and set prices for the Product and any Other Product in the Horizon Territory, including the selling price, volume discounts, rebates and similar matters; (b) Horizon shall be responsible, at its own cost and expense, for all marketing, advertising and promotional materials in the Horizon Territory related to the Product and any Other Product; and (c) Horizon or its Affiliates shall be responsible for receiving and processing all orders, undertaking all invoicing, collection and receivables, and providing all customer service related to the sale of the Product and any Other Product in the Horizon Territory.

5.9 Certain Tax Matters.

5.9.1 Withholding Taxes. The amounts payable by one party (the “Payer”) to another Party (the “Payee”) pursuant to this Agreement (“Payments”) shall not be reduced on account of any Taxes unless required by applicable Law. The Payee alone shall be responsible for paying any and all Taxes (other than withholding Taxes required to be paid by the Payer) levied on account of, or measured in whole or in part by reference to, any Payments it receives. The Payer shall deduct or withhold from the Payments any Taxes that it is required by applicable Law to deduct or withhold. Notwithstanding the foregoing, if the Payee is entitled under any applicable Tax treaty to a reduction of rate of, or the elimination of, or recovery of, applicable withholding Tax, it may deliver to the Payer or the appropriate Governmental Authority (with the assistance of the Payer to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve the Payer of its obligation to withhold Tax, and the Payer shall apply the reduced rate of withholding, or dispense with the withholding, as the case may be, provided that the Payer has received evidence, in a form reasonably satisfactory to the Payer, of the Payee’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least 15 days prior to the time that the Payments are due. If, in accordance with the foregoing, the Payer withholds any amount, it shall pay to the Payee the balance when due, make timely payment to the proper taxing authority of the withheld amount, and send to the Payee proof of such payment within 60 days following that payment.

5.9.2 Transfer Taxes and Apportioned Obligations.

(a) All amounts payable hereunder or under any Ancillary Agreement are exclusive of all recordation, transfer, documentary, excise, sales, value added, use, stamp, conveyance or other similar Taxes, duties or governmental charges, and all recording or filing fees or similar costs, imposed or levied by reason of, in connection with or attributable to this Agreement and the Ancillary Agreements or the transactions contemplated hereby and thereby (collectively, “Transfer Taxes”). Horizon shall be solely responsible for the payment of all Transfer Taxes, and shall pay all amounts due and owing in respect of any Transfer Taxes, these amounts in addition to the sums otherwise payable, at the rate in force at the due time for payment or such other time as is stipulated under applicable Law.

(b) All personal property and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between AstraZeneca and Horizon based on the number of days of such taxable period ending on the day prior to the Closing Date (such portion of such taxable period, the “Pre-Closing Tax Period”) and the number of days of such taxable period on and after the Closing Date (such portion of such taxable period, the “Post-Closing Tax Period”). AstraZeneca shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Pre-Closing Tax Period, and Horizon shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Post-Closing Tax Period.

(c) Apportioned Obligations and Transfer Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable Law. The paying Party shall be entitled to reimbursement from the non-paying Party in accordance with Section 5.9.2(a) or Section 5.9.2(b), as the case may be. Upon payment of any such Apportioned Obligation or Transfer Tax, the paying Party shall present a statement to the non-paying Party setting forth the amount of reimbursement to which the paying Party is entitled under Section 5.9.2(a) or Section 5.9.2(b), as the case may be, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying Party shall make such reimbursement promptly but in no event later than 10 days after the presentation of such statement.

5.9.3 Cooperation and Exchange of Information. Each of AstraZeneca and Horizon shall (a) provide the other with such assistance as may reasonably be requested by the other in connection with the preparation of any Tax Return, audit or other examination by any taxing authority or judicial or administrative proceeding relating to Liability for Taxes in connection with the Product Business or the Purchased Assets, (b) retain and provide the other with any records or other information that may be relevant to such Tax Return, audit or examination, proceeding or determination and (c) inform the other of any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period.

5.9.4 Survival of Covenants. The covenants contained in this Section 5.9 shall survive until 30 days after the expiration of the applicable statute of limitations (including extensions thereof).

5.10 Accounts Receivable and Payable.

5.10.1 Accounts Receivable. The Parties acknowledge and agree that all Accounts Receivable outstanding on the Closing Date shall remain the property of AstraZeneca or its Affiliates and shall be collected by AstraZeneca or its Affiliates subsequent to the Closing. In the event that, subsequent to the Closing, Horizon or an Affiliate of Horizon receives any payments from any obligor with respect to an Account Receivable, then Horizon shall, within 30 days of receipt of such payment, remit the full amount of such payment to AstraZeneca. In the case of the receipt by Horizon of any payment from any obligor of both AstraZeneca and Horizon then, unless otherwise specified by such obligor, such payment shall be applied first to amounts owed to Horizon with the excess, if any, remitted to AstraZeneca. In the event that, subsequent to the Closing, AstraZeneca or any of its Affiliates receives any payments from any obligor with respect to an account receivable of Horizon for any period after the Closing Date, then AstraZeneca shall, within 30 days of receipt of such payment, remit the full amount of such payment to Horizon. In the case of the receipt by AstraZeneca of any payment from any obligor of both AstraZeneca and Horizon then, unless otherwise specified by such obligor, such payment shall be applied first to amounts owed to AstraZeneca with the excess, if any, remitted to Horizon.

5.10.2 Accounts Payable. In the event that, subsequent to the Closing, Horizon or an Affiliate of Horizon receives any invoices from any Third Party with respect to any account payable of the Product Business outstanding prior to the Closing, then Horizon shall, within 30 days of receipt of such invoice, provide such invoice to AstraZeneca. In the event that, subsequent to the Closing, AstraZeneca or any of its Affiliates receives any invoices from any Third Party with respect to any account payable of Horizon or any of its Affiliates for any period after the Closing, then AstraZeneca shall, within 30 days of receipt of such invoice, provide such invoice to Horizon.

5.11 Financial Information. Within [...***...] following the Closing Date and continuing until such time as Horizon files the Carve-Out Financial Statements with the Securities and Exchange Commission, AstraZeneca shall cause its auditors to provide to Horizon audited and unaudited financial statements for the Product Business as of the dates and for the periods as are jointly agreed to by AstraZeneca and Horizon and their respective auditors (the “Carve-Out Financial Statements”), and, if applicable, AstraZeneca shall provide and shall use its commercially reasonable efforts to cause its Affiliates and Representatives to provide, information requested by Horizon and reasonably necessary to prepare any applicable pro forma financial information required to be filed by Horizon with the Securities and Exchange Commission in connection with the transactions contemplated by this Agreement. The Carve-Out Financial Statements will be derived from AstraZeneca’s historical financial statements, will be prepared in accordance with GAAP throughout the periods covered thereby, comply as to form in all material respects with the published rules and regulations of the Securities and Exchange Commission applicable to the presentation of acquired company financial statements [...***...], and accurately present in all material respects the financial position of the Product Business as of the dates thereof and the results of operations of the Product Business for the periods covered thereby. Horizon shall be solely responsible for any information it files with or furnishes to the Securities and Exchange Commission and shall promptly reimburse AstraZeneca for all out-of-pocket costs and expenses reasonably incurred by AstraZeneca and its Affiliates in connection with complying with this Section 5.11.

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ARTICLE 6

CONDITIONS PRECEDENT

6.1 Conditions to Obligations of Horizon and AstraZeneca. The obligations of Horizon and AstraZeneca to complete the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions:

6.1.1 No Adverse Law; No Injunction. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits the consummation of all or any part of the transactions contemplated by this Agreement or the Ancillary Agreements, and no order by any Governmental Authority restraining, enjoining or otherwise preventing the consummation of the transactions contemplated hereby shall be in effect; and

6.1.2 Governmental Approvals. All required consents of, notifications to and filings with any Governmental Authority shall have been made and any waiting periods applicable to the transactions contemplated hereby pursuant to any applicable Law shall have expired or been terminated.

6.2 Conditions to Obligations of Horizon. The obligation of Horizon to complete the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Horizon at or prior to the Closing of the following additional conditions:

6.2.1 Representations and Warranties. The representations and warranties of AstraZeneca contained in Section 3.1 other than the Fundamental Reps included in Section 3.1 shall be true and correct (disregarding any materiality or Material Adverse Effect qualifications within the representation and warranty) in all respects at and as of the Closing Date as if made at and as of such date (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), except for breaches of such representations and warranties that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and each Fundamental Rep included in Section 3.1 shall be true and correct in all respects at and as of the Closing Date as if made at and as of such date (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date);

6.2.2 Covenants. AstraZeneca shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with on or prior to the Closing Date;

6.2.3 No Material Adverse Effect. Since the Execution Date, no Material Adverse Effect shall have occurred; and

6.2.4 Closing Deliveries. AstraZeneca shall have delivered to Horizon each of the items listed in Section 2.4.2(a).

6.3 Conditions to Obligations of AstraZeneca. The obligation of AstraZeneca to complete the transactions contemplated by this Agreement is subject to the satisfaction or waiver by AstraZeneca at or prior to the Closing of the following additional conditions:

6.3.1 Representations and Warranties. The representations and warranties of Horizon contained in Section 3.2 other than the Fundamental Reps included in Section 3.2 shall be true and correct (disregarding any materiality or Horizon Material Adverse Effect qualifications within the representation and warranty) in all respects at and as of the Closing Date as if made at and as of such date (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), except for breaches of such representations and warranties that would not, individually or in the aggregate, reasonably be expected to have a Horizon Material Adverse Effect, and each Fundamental Rep included in Section 3.2 shall be true and correct in all respects at and as of the Closing Date as if made at and as of such date (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date);

6.3.2 Covenants. Horizon shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with on or prior to the Closing Date; and

6.3.3 Closing Deliveries. Horizon shall have delivered to AstraZeneca each of the items listed in Section 2.4.2(b).

6.4 Frustration of Closing Conditions. With respect to the conditions to Horizon’s and AstraZeneca’s respective obligations to consummate the transactions contemplated by this Agreement as provided hereunder and each such Party’s right to terminate this Agreement as provided in Section 8.1, neither Horizon nor AstraZeneca may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its reasonable best efforts to cause the condition to be satisfied to the extent required by Section 4.3.

ARTICLE 7

INDEMNIFICATION

7.1 Indemnification.

7.1.1 Indemnification by AstraZeneca. Following the Closing, but subject to the provisions of this Article 7, AstraZeneca shall indemnify, defend and hold harmless Horizon and its Affiliates, and their respective officers, directors, and employees (collectively, “Horizon Indemnitees”) from and against any and all Losses incurred by any Horizon Indemnitee arising out of or related to:

(a) any breach by AstraZeneca of any of the representations or warranties made by AstraZeneca in this Agreement as of the Execution Date and as of the Closing as if the representations and warranties are given as of the Closing Date;

(b) any failure of AstraZeneca to perform or any breach by AstraZeneca of any of its covenants, agreements or obligations contained in this Agreement;

(c) any Excluded Liability; or

(d) any failure of AstraZeneca to pay any of its share of Transfer Taxes or Apportioned Obligations allocated to AstraZeneca under Section 5.9.2.

7.1.2 Indemnification by Horizon. Following the Closing, but subject to the provisions of this Article 7, Horizon shall indemnify and hold harmless AstraZeneca and its Affiliates, and their respective officers, directors, and employees (collectively, “AstraZeneca Indemnitees”) from and against any and all Losses incurred by any AstraZeneca Indemnitee arising out of or related to:

(a) any breach by Horizon of any of the representations or warranties made by Horizon in this Agreement as of the Execution Date and as of the Closing as if the representations and warranties are given as of the Closing Date;

(b) any failure of Horizon to perform or any breach by Horizon of any of its covenants, agreements or obligations contained in this Agreement;

(c) any Assumed Liability;

(d) any failure of Horizon to pay Withholding Taxes under Section 5.9.1; or

(e) any failure of Horizon to pay Transfer Taxes or Apportioned Obligations allocated to Horizon under Section 5.9.2.

7.2 Claim Procedure.

7.2.1 Indemnification Claim Procedure. Except as provided in Section 7.2.2 with respect to Third Party claims, in the event of a claim made by a Horizon Indemnitee or a AstraZeneca Indemnitee (the “Indemnified Party”), the Indemnified Party shall give reasonably prompt written notice to the other Party (the “Indemnifying Party”), which notice (an “Indemnification Certificate”) shall: (a) state that the Indemnified Party has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses that are subject to indemnification by the Indemnifying Party pursuant to Section 7.1.1 or Section 7.1.2, as applicable, and (b) specify in reasonable detail the individual items and amounts of such Losses, the date each such item was paid or properly accrued, or the basis for such anticipated Liability, and a description of the basis of such Indemnified Party’s claim for indemnification; provided, however, that the failure to give reasonably prompt notice shall not relieve the applicable Indemnifying Party of its indemnification obligations under this Agreement except to the extent that the Indemnifying Party is materially prejudiced by any delay in receiving such notice. In the event that the Indemnifying Party agrees to or is determined to have an obligation to reimburse the Indemnified Party for Losses as provided in this Article 7, the Indemnifying Party shall, subject to the provisions of Section 7.3, promptly (but in any event, within 30 days) pay such amount to the Indemnified Party by wire transfer of immediately available funds to the account specified in writing by the Indemnified Party. The Indemnifying Party may defer making such payment if it objects in a written statement to the claim made in the Indemnification Certificate and delivers such statement to the Indemnifying Party prior to the expiration of such 30-day period. An Indemnifying Party’s failure to object within such 30-day period to any claim set forth in an Indemnification Certificate shall be deemed to be the Indemnifying Party’s acceptance of, and waiver of any objections to, such claim. If an Indemnifying Party shall so object in writing to any claim or claims made in any Indemnification Certificate, the Indemnifying Party and the Indemnified Party shall attempt in good faith for a period of 20 days following the Indemnified Party’s receipt of such objection notice to agree upon the respective rights of the parties with respect to each of such claims. If no such agreement can be reached after such 20-day period of good faith negotiation, either the Indemnifying Party or the Indemnified Party may pursue dispute resolution pursuant to Section 9.2.

7.2.2 Third Party Claim Procedure. In the event an Indemnified Party becomes aware of a claim made by a Third Party (including any action or proceeding commenced or threatened to be commenced by any Third Party) that such Indemnified Party reasonably believes may result in an indemnification claim pursuant to Section 7.1, such Indemnified Party shall promptly (and in any event within three Business Days after becoming aware of such claim) notify the Indemnifying Party in writing of such claim (such notice, the “Claim Notice” and such claim, a “Third Party Claim”). The Claim Notice shall be accompanied by reasonable supporting documentation submitted by the Third Party making such claim and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Claim and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in delivering a Claim Notice shall relieve the Indemnifying Party from any Liability hereunder except to the extent of any damage or Liability caused by or arising out of such delay or failure. Within 30 days after receipt of any Claim Notice, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of the Third Party Claim referred to therein at the Indemnifying Party’s sole cost and expense (which shall be subject to Section 7.3) with counsel reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party shall not have the right to assume the defense to the extent the Third Party Claim seeks an injunction or equitable relief or involves a criminal act alleged against the Indemnified Party. If the Indemnifying Party does not so assume control of the defense of such Third Party Claim, the Indemnified Party shall control the defense of such claim. The Party not controlling the defense of such Third Party Claim (the “Non-Controlling Party”) may participate therein at its own expense; provided, however, that if the Indemnifying Party assumes control of the defense of such Third Party Claim and the Indemnifying Party and the Indemnified Party have materially conflicting interests or different defenses available with respect to such Third Party Claim that cause the Indemnified Party to hire its own separate counsel with respect to such proceeding, the reasonable fees and expenses of a single counsel to the Indemnified Party shall be considered “Losses” for purposes of this Agreement (to the extent that the claim is subject to indemnification hereunder). The Party controlling the defense of such Third Party Claim (the “Controlling Party”) shall keep the Non-Controlling Party reasonably advised of the status of such Third Party Claim and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto. The Non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Claim (including copies of any summons, complaint or other pleading that may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such claim. Neither the Indemnified Party nor the Indemnifying Party shall agree to any settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that the consent of the Indemnified Party shall not be required with respect to any such settlement or judgment if the Indemnifying Party agrees in writing to pay or cause to be paid any amounts payable pursuant to such settlement or judgment (net of the applicable deductible amount specified in Section 7.3.1) and such settlement or judgment includes no admission of liability by or other obligation on the part of the Indemnified Party and includes a complete release of the Indemnified Party from further Liability.

7.3 Limitations on Indemnification.

7.3.1 For purposes of computing the amount of any Losses incurred by any Indemnified Party pursuant to Article 7, any materiality, Material Adverse Effect, or Horizon Material Adverse Effect qualification contained in any representation and warranty or covenant giving rise to the claim for indemnity hereunder shall be disregarded, but for clarity, the foregoing shall not apply with respect to determining whether there has been a breach of any representation and warranty.

7.3.2 The provisions for indemnity under Section 7.1.1(a) or Section 7.1.2(a) shall be effective only when the aggregate amount of all Losses for claims (and series of related claims arising from the same circumstances) exceeds [...***...], in which case the Indemnified Party shall be entitled to indemnification of the Indemnified Party’s Losses in excess thereof. In no event shall any Indemnifying Party have liability for indemnification under Section 7.1.1(a) or Section 7.1.2(a), as applicable, for any amount exceeding, in the aggregate, [...***...]; provided, however, that the limitations on indemnification under this Section 7.3.1 shall not apply to breaches of any Fundamental Rep.

7.3.3 The amount of Losses recovered by an Indemnified Party under Section 7.1.1 or Section 7.1.2, as applicable, shall be reduced by (a) any amounts actually recovered by the Indemnified Party from a Third Party in connection with such claim and (b) the amount of any insurance proceeds paid to the Indemnified Party relating to such claim, both in the case of clause (a) and clause (b) net of any costs of recovery or increases in insurance premiums resulting from such claim. If any amounts referenced in the preceding clauses (a) and (b) are received after payment by the Indemnifying Party of the full amount otherwise required to be paid to an Indemnified Party pursuant to this Article 7, the Indemnified Party shall repay to the Indemnifying Party, promptly after such receipt, any amount that the Indemnifying Party would not have had to pay pursuant to this Article 7 had such amounts been received prior to such payment.

7.3.4 If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses pursuant to Section 7.1.1 or Section 7.1.2 and the Indemnified Party could have recovered all or a part of such Losses from a Third Party based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against such Third Party as are necessary to permit the Indemnifying Party to recover from the Third Party the amount of such payment.

7.3.5 The representations and warranties of AstraZeneca and Horizon contained in this Agreement shall survive the Closing and continue in full force and effect

***	Confidential Treatment Requested

thereafter through and including the date that is [...***...] after the Closing Date; provided, that the Fundamental Reps shall remain in full force and effect and shall survive indefinitely or, if applicable, until 60 days following the expiration of the applicable statute of limitations. None of the covenants or agreements contained in this Agreement shall survive the Closing other than those that by their terms expressly contemplate performance after the Closing Date and such surviving covenants and agreements shall survive the Closing until fully performed.

7.3.6 [...***...]

7.4 Tax Treatment of Indemnification Payments. All payments made pursuant to this Article 7 shall be treated as adjustments to the Purchase Price for all Tax purposes, unless otherwise required by applicable Law.

7.5 Exclusive Remedy. Except as expressly provided otherwise in this Agreement and subject to Section 9.10, each Party acknowledges and agrees that, following the Closing, the remedies provided for in this Article 7 shall be the sole and exclusive remedies for claims and damages available to the Parties and their respective Affiliates arising out of or relating to this Agreement, except that nothing herein shall limit the Liability of either Party for common law fraud or willful misconduct. This Section 7.5 shall not effect either Party’s ability to exercise any rights or remedies available to such Party under any Ancillary Agreement with respect to claims arising under such Ancillary Agreement.

7.6 Setoff Rights. Neither Party shall have any right of setoff of any amounts due and payable, or any Liabilities arising, under this Agreement against any other amounts due and payable under this Agreement or any amounts due and payable, or any Liabilities arising, under any Ancillary Agreement. The payment obligations under each of this Agreement and the Ancillary Agreements remain independent obligations of each Party, irrespective of any amounts owed to any other Party under this Agreement or the respective Ancillary Agreements.

***	Confidential Treatment Requested

ARTICLE 8

TERMINATION

8.1 Termination. Prior to the Closing, this Agreement shall terminate on the earliest to occur of any of the following events:

8.1.1 the mutual written agreement of Horizon and AstraZeneca;

8.1.2 by written notice delivered by either Horizon or AstraZeneca to the other, if the Closing shall not have occurred on or prior to December 31, 2013 (the “End Date”) (other than due to a breach of any representation or warranty hereunder of the Party seeking to terminate this Agreement or as a result of the failure on the part of such Party to comply with or perform any of its covenants, agreements or obligations under this Agreement);

8.1.3 by written notice delivered by Horizon to AstraZeneca, if (a) there has been a material misrepresentation or material breach by AstraZeneca of a representation or warranty of AstraZeneca contained in this Agreement or (b) there shall be a material breach by AstraZeneca of any covenant, agreement or obligation of AstraZeneca in this Agreement, and such failure or breach described in clause (a) or (b) would result in the failure of a condition set forth in Section 6.2.1 or Section 6.2.2 that has not been waived by Horizon, or in the case of a breach of any covenant or agreement, is not cured upon the earlier to occur of (i) the 30th day after written notice thereof is given by Horizon to AstraZeneca and (ii) the day that is five Business Days prior to the End Date; provided, that Horizon may not terminate this Agreement pursuant to this Section 8.1.3 if Horizon is in material breach of this Agreement; or

8.1.4 by written notice delivered by AstraZeneca to Horizon, if (a) there has been a material misrepresentation or material breach by Horizon of a representation or warranty of Horizon contained in this Agreement or (b) there shall be a material breach by Horizon of any covenant, agreement or obligation of Horizon in this Agreement, and such failure or breach described in clause (a) or clause (b) would result in the failure of a condition set forth in Section 6.3.1 or Section 6.3.2 and has not been waived by AstraZeneca, or in the case of a breach of any covenant or agreement, is not cured upon the earlier to occur of (i) the 30th day after written notice thereof is given by AstraZeneca to Horizon and (ii) the day that is five Business Days prior to the End Date; provided, that AstraZeneca may not terminate this Agreement pursuant to this Section 8.1.4 if AstraZeneca is in material breach of this Agreement.

8.2 Procedure and Effect of Termination.

8.2.1 Notice of Termination. Termination of this Agreement by either Horizon or AstraZeneca shall be by delivery of a written notice to the other. Such notice shall state the termination provision in this Agreement that such terminating Party is claiming provides a basis for termination of this Agreement. Termination of this Agreement pursuant to the provisions of Section 8.1 shall be effective upon and as of the date of delivery of such written notice as determined pursuant to Section 9.2.

8.2.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1 by Horizon or AstraZeneca, this Agreement shall be terminated and have no further effect, and there shall be no liability hereunder on the part of AstraZeneca, Horizon or any of their respective Affiliates, except that Sections 5.4 (Publicity), 5.5 (Confidentiality), 8.2.2 (Effect of Termination), 8.2.3 (Withdrawal of Certain Filings) and Article 9 (Miscellaneous) shall survive any termination of this Agreement. For clarity, in the event of termination of this Agreement pursuant to Section 8.1, the Parties shall not enter into any of the Ancillary Agreements not entered into on the Execution Date or have any obligations thereunder. Nothing in this Section 8.2.2 shall relieve either Party of liability for fraud, willful misconduct, intentional misrepresentation or any breach of this Agreement prior to the termination hereof.

8.2.3 Withdrawal of Certain Filings. As soon as practicable following a termination of this Agreement for any reason, but in no event less than 30 days after such termination, Horizon or AstraZeneca shall, to the extent practicable, withdraw all filings, applications and other submissions relating to the transactions contemplated by this Agreement filed or submitted by or on behalf of such Party, any Governmental Authority or other Person.

ARTICLE 9

MISCELLANEOUS

9.1 Governing Law, Jurisdiction, Venue and Service.

9.1.1 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, excluding any conflicts or choice of Law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction.

9.1.2 Jurisdiction. Subject to Section 9.2 and 9.10, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. The Parties irrevocably and unconditionally waive their right to a jury trial.

9.1.3 Venue. Subject to Section 9.2 and 9.10, the Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of the State of New York or in the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

9.1.4 Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 9.3 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any court.

9.2 Dispute Resolution.

9.2.1 Except as provided in Section 9.10, if a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith ( a “Dispute”), then either Party shall have the right to refer such Dispute to the Senior Officers for attempted resolution by good faith negotiations during a period of 10 Business Days. Any final decision mutually agreed to by the Senior Officers in writing shall be conclusive and binding on the Parties.

9.2.2 If such Senior Officers are unable to resolve any such Dispute within such 10-Business Day period, either Party shall be free to institute binding arbitration in accordance with this Section 9.2.2 upon written notice to the other Party (an “Arbitration Notice”) and seek such remedies as may be available. Upon receipt of an Arbitration Notice by a Party, the applicable Dispute shall be resolved by final and binding arbitration before a panel of three experts with relevant industry experience (the “Arbitrators”). Each of Horizon and AstraZeneca shall promptly select one Arbitrator, which selections shall in no event be made later than 30 days after the notice of initiation of arbitration. The third Arbitrator shall be chosen promptly by mutual agreement of the Arbitrator chosen by Horizon and the Arbitrator chosen by AstraZeneca, but in no event later than 30 days after the date that the last of such Arbitrators was appointed. The Arbitrators shall determine what discovery will be permitted, consistent with the goal of reasonably controlling the cost and time that the Parties must expend for discovery; provided that the Arbitrators shall permit such discovery as they deem necessary to permit an equitable resolution of the Dispute. The arbitration shall be administered by the American Arbitration Association (“AAA”) (or its successor entity) in accordance with the then current Commercial Rules of the American Arbitration Association including the Procedures for Large, Complex Commercial Disputes (including the Optional Rules for Emergency Measures of Protection), except as modified in this Agreement. The arbitration shall be held in New York, New York, USA, and the Parties shall use reasonable efforts to expedite the arbitration if requested by either Party. The Arbitrators shall, within 15 days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The decision or award rendered by the Arbitrators shall be final and non-appealable, and judgment may be entered upon it in accordance with Applicable Law in the State of New York or any other court of competent jurisdiction. The Arbitrators shall be authorized to award compensatory damages, but shall not be authorized to reform, modify or materially change this Agreement or any other agreements contemplated hereunder.

9.2.3 Each Party shall bear its own counsel fees, costs, and disbursements arising out of the dispute resolution procedures described in this Section 9.2, and shall pay an equal share of the fees and costs of the Arbitrators and all other general fees related to any arbitration described in Section 9.2.3; provided, however, the Arbitrators shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable counsel fees, costs and disbursements (including expert witness fees and expenses, photocopy charges, or travel expenses) or the fees and costs of the Arbitrators. Unless the Parties otherwise agree in writing, during the period of time that any arbitration proceeding described in Section 9.2.3 is pending under this Agreement, the Parties shall continue to comply with all terms and provisions of this Agreement. All arbitration proceedings and decisions of the Arbitrator under this 9.2 shall be deemed Confidential Information of both Parties under Section 5.5 of this Agreement. For clarity, nothing contained in this Agreement shall deny either Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing arbitration proceeding.

9.3 Notices.

9.3.1 Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement (each, a “Notice”) shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by facsimile transmission (with transmission confirmed) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 9.3.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party at least 5 days’ prior to such address taking effect in accordance with this Section 9.3. Such Notice shall be deemed to have been given as of the date delivered by hand or internationally recognized overnight delivery service or confirmed that it was received by facsimile (with receipt confirmed by telephone or email). Any Notice delivered by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter.

9.3.2 Address for Notice.

If to AstraZeneca, to:

AstraZeneca AB

Pepparredsleden 1

S-431 83 Mölndal

Attention: President

Facsimile: +46 31 7763871

with a copy (which shall not constitute notice) to:

AstraZeneca AB

Pepparredsleden 1

S-431 83 Mölndal

Attention: Senior Counsel and Lead, Legal Dept.

Facsimile: +46 31 7763871

and to:

Covington & Burling LLP

1201 Pennsylvania Avenue, N.W.

Washington, DC 20004

Facsimile: (202) 662-6291

Attention: John Hurvitz

Michael J. Riella

If to Horizon, to:

Horizon Pharma USA, Inc.

520 Lake Cook Road, Suite 520

Deerfield, Illinois 60015

USA

Facsimile: (847) 572-1372

Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Cooley LLP

4401 Eastgate Mall

San Diego, California 92121

USA

Facsimile: (858) 550-6420

Attention: L. Kay Chandler, Esq.

9.4 No Benefit to Third Parties. The covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and, except for the rights of Horizon Indemnitees and AstraZeneca Indemnitees under Article 9, they shall not be construed as conferring any rights on any other Persons.

9.5 Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

9.6 Expenses. Except as otherwise specified herein, and whether or not the Closing takes place, each Party shall bear any costs and expenses incurred by it with respect to the transactions contemplated herein.

9.7 Assignment. Except as expressly set forth in this Agreement, neither Party shall have the right or the power to assign, in whole or in part, any of its rights, or delegate the performance of any of its obligations, under this Agreement without the prior written authorization of the other Party, which authorization shall not be unreasonably withheld, conditioned or delayed, and any assignment or delegation of this Agreement or any of such rights or obligations without such authorization shall be void and of no effect; provided, however, that either Party may assign the Agreement, in whole or in part, to an Affiliate without the prior written authorization of the other Party; and provided, further, that either Party shall have the right to assign this Agreement, in whole or in part, in connection with a merger or other acquisition of the capital stock or all or substantially all of its assets, without the prior written authorization of the other Party. Any permitted assignment or delegation hereunder by a Party shall not relieve such Party of any of its obligations under this Agreement (whether by operation of law or otherwise), unless, with respect an assignment to a Third Party, such assignee agrees in writing to assume such Party’s obligations under this Agreement, in which case such Party shall be relieved of its obligations hereunder from and after the effective date of such assignment and assumption. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

9.8 Amendment. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by both Parties.

9.9 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties.

9.10 Equitable Relief. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party hereby waives (a) any requirement that the other Party post a bond or other security as a condition for obtaining any such relief, and (b) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

9.11 English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

9.12 Bulk Sales Statutes. Horizon hereby waives compliance by AstraZeneca with any applicable bulk sales statutes in any jurisdiction in connection with the transactions under this Agreement.

9.13 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

9.14 Entire Agreement. This Agreement, together with the Schedules and Exhibits expressly contemplated hereby and attached hereto, the Disclosure Schedules, the Ancillary Agreements and the other agreements, certificates and documents delivered in connection herewith or therewith or otherwise in connection with the transactions contemplated hereby and thereby, contain the entire agreement between the Parties with respect to the transactions contemplated hereby or thereby and supersede all prior agreements, understandings, promises and representations, whether written or oral, between the Parties with respect to the subject matter hereof and thereof. In the event of any inconsistency between any such Schedules and Exhibits and this Agreement, the terms of this Agreement shall govern.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date.

AstraZeneca AB

By:	/s/ Jan-Olof Jacke
Name: Jan-Olof Jacke Title: President

Horizon Pharma USA, Inc.

By:	/s/ Timothy P. Walbert
Name: Timothy P. Walbert Title: President and Chief Executive Officer

Schedule 1.1.11

APA Licensed Trademarks

Country	Mark	App Date / Reg Date	App No / Reg No	Goods	Status
United States	VIMOVO & Design	App 01-MAY-2009 Reg 01-FEB-2011	App 77726998 Reg 3914867	(Class 5) pharmaceutical preparations and substances for the treatment of pain and inflammation	REGISTERED
United States	VIMOVO	App 13-FEB-2009 Reg 05-APR-2011	App 77670350 Reg 3941225	(Class 5) pharmaceutical preparations and substances for the treatment of pain and inflammation	REGISTERED

Schedule 1.1.25

AstraZeneca’s Knowledge

[...***...]

***	Confidential Treatment Requested

Schedule 1.1.82(a)

Licensed Copyrights

Copyrights with respect to the following:

•	Product Promotional Materials

•	All labels and other written, printed or graphic matter upon a container, wrapper or any package insert utilized with the Product

•	The prescribing information for the Product

•	Any website associated with any of Licensed Domain Names

Schedule 1.1.82(b)

Excluded Copyrights

None.

Schedule 1.1.83

Licensed Domain Names

vimovo.com

vimovosavingscard.com

vimovofreetrial.com

saveonvimovo.com

learnaboutvimovo.com

vimovosavings.com

Schedule 1.1.96

Merck Patents

Filing	Filing No.	Publication	Publication No.	Grant	Grant No.	Expiry Date
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]			[...***...]	[...***...]	[...***...]
[...***...]	[...***...]			[...***...]	[...***...]	[...***...]
[...***...]	[...***...]			[...***...]	[...***...]	[...***...]
[...***...]	[...***...]			[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]			[...***...]	[...***...]	[...***...]

***	Confidential Treatment Requested

Schedule 1.1.104

Nexium Trademark

Word marks

[ ...***...]

•	In each case, including any derivatives, translations, transliterations or stylized forms of any of the foregoing word marks

Design marks

[...***...]

***	Confidential Treatment Requested

[...***...]

Color mark

[...***...]

***	Confidential Treatment Requested

Schedule 1.1.117

Permitted Encumbrances

None.

Schedule 1.1.124

Pozen Patents

Filing	Filing No.	Publication	Publication No.	Grant	Grant No.	Expiry Date
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]					[...***...]
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]

[...***...]

***	Confidential Treatment Requested

Schedule 1.1.136

Purchased Patents

Filing	Filing No.	Publication	Publication No.	Grant	Grant No.	Expiry Date
[...***... ]	[...***...]	[...***...]	[...***...]			[...***...]
[ ...***... ]	[...***...]	[...***...]	[...***...]			[...***...]

***	Confidential Treatment Requested

Schedule 1.1.158

Vimovo Litigation

[...***...]

Plaintiffs	Defendants	US District Court	Case No.
[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]	[...***...]

***	Confidential Treatment Requested

Schedule 2.1.1(a)

Purchased Contracts

Amended and Restated Collaboration and License Agreement for the United States by and between Pozen Inc. and AstraZeneca AB, dated as of November 18, 2013.

Schedule 2.1.1(b)

Purchased Regulatory Approvals

NDA # 22-511

IND # 76301

Schedule 2.4.2(a)(iii)

Delivery Schedule of Tangible Purchased Assets

Purchased Regulatory Approvals and Regulatory Documentation included in Purchased Assets that are addressed in the Transition Agreement to be transferred to Horizon as provided therein. Any remaining Regulatory Documentation included in the Purchased Assets to be transferred to Horizon within [...***...] days after December 16, 2013.

Product Promotional Materials to be transferred as provided in the Transition Plan.

Product Records to be transferred to Horizon no later than December 31, 2013.

***	Confidential Treatment Requested

Schedule 4.2

Ordinary Course of Business Exceptions

[...***...]

***	Confidential Treatment Requested